SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12
GARDNER DENVER, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

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☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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March 14, 2006
TO OUR STOCKHOLDERS:
      You are cordially invited to attend the 2006 Annual Meeting of Stockholders on Tuesday, May 2, 2006 at 1:30 p.m., at The American Club, 419 Highland Drive, Kohler, Wisconsin.
      The attached Notice and Proxy Statement describe the business of the meeting. After the transaction of formal business, a question and answer period will follow.
      We look forward to a significant vote of the Common Stock, either in person or by proxy. We are again offering three convenient ways to vote your proxy. If you are a stockholder of record, you may use the toll-free telephone number on the proxy card to vote your shares or you may vote your shares via the Internet by following the simple instructions on the proxy card. If you prefer to vote your shares by mail, simply complete, date, sign and return your proxy card in the enclosed stamped and addressed envelope. Regardless of your method of voting, you may revoke your proxy and vote in person if you decide to attend the Annual Meeting.
      We are again offering you the opportunity to access future stockholder communications (e.g., annual reports, proxy statements, related proxy materials) over the Internet instead of receiving such communications in print. Participation is completely voluntary. If you give your consent, in the future, when our material is available over the Internet, the package you receive containing your proxy voting card will contain the Internet location where the material is available (http://www.gardnerdenver.com). There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until revoked, which you may do at any time by writing to us or our transfer agent, National City Bank. In addition, you may also request paper copies of any such communications at any time by writing to us or our transfer agent.
      Your support is appreciated, and we hope that you will be able to join us at the May 2nd meeting.

Cordially,

Ross J. Centanni
Chairman, President and
Chief Executive Officer

GARDNER DENVER, INC.
1800 Gardner Expressway
Quincy, Illinois 62305
NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS
       The 2006 Annual Meeting of Stockholders of Gardner Denver, Inc. (the “Company”) will be held at the The American Club, 419 Highland Drive, Kohler, Wisconsin on Tuesday, May 2, 2006 at 1:30 p.m., for the following purposes:

1.	To elect two directors to serve for a three-year term each;

2.	To approve an amendment to the Certificate of Incorporation to increase the number of authorized shares of Company common stock to permit a two-for-one stock split in the form of a stock dividend; and

3.	To transact such other business as may properly come before the meeting.
      Stockholders of record at the close of business on March 3, 2006 are entitled to notice of, and to vote at, the meeting and any adjournments thereof. Stockholders of record may vote their proxy by completing the enclosed proxy card, calling the toll-free number indicated on the proxy card, or accessing the Internet website specified in the instructions included on the proxy card. A stockholder may revoke a proxy at any time before it is voted at the meeting by following the procedures described in the attached Proxy Statement.

FOR THE BOARD OF DIRECTORS

Tracy D. Pagliara
Vice President, Administration,
General Counsel and Secretary
Quincy, Illinois
March 14, 2006
RETURN OF PROXIES REQUESTED

To assure your representation at the meeting, please (1) sign, date and promptly mail the enclosed proxy card, for which a return envelope is provided; (2) call the toll-free number indicated on the enclosed proxy card; or (3) access the Internet website specified in the instructions on the proxy card.

GARDNER DENVER, INC.
1800 Gardner Expressway
Quincy, Illinois 62305
PROXY STATEMENT
GENERAL INFORMATION
      The accompanying proxy is solicited by the Board of Directors of Gardner Denver, Inc. (the “Company” or “Gardner Denver”) and will be voted in accordance with the instructions given (either in a signed proxy card or voted through the toll-free telephone or Internet procedures described below) and not revoked. A stockholder may revoke a proxy at any time before it is voted by (1) giving notice to the Company in writing, (2) submitting another proxy that is properly signed and later dated, or (3) voting in person at the meeting. Attendance at the meeting will not in and of itself revoke a proxy.
      This Proxy Statement and the enclosed proxy card are first being mailed to stockholders on or about March 21, 2006. The record date for determining the stockholders entitled to vote at the meeting was the close of business on March 3, 2006 (the “Record Date”). On that date, the outstanding voting securities of the Company were                      shares of Common Stock, par value $0.01 (“Common Stock”). Each share of Common Stock is entitled to one vote. A majority of the outstanding shares of Common Stock is required to establish a quorum. Abstentions and “broker non-votes” (as described below) will be considered present at the meeting for purposes of determining a quorum with respect to items brought before the meeting.
      Brokers holding shares for beneficial owners must vote these shares according to specific instructions received from the owner. If specific instructions are not received, brokers may vote these shares in their discretion on certain routine matters, such as the election of directors. However, the New York Stock Exchange rules preclude brokers from exercising their voting discretion on certain proposals. In these cases, if they have not received specific instructions from the beneficial owner, brokers may not vote on the proposals, resulting in what is known as a “broker non-vote.”
      The affirmative vote of a majority of the outstanding shares of Common Stock having voting power present at the meeting, in person or by proxy and voting thereon, is required to elect each of the nominees as a director of the Company (Item 1 on the proxy card). For these purposes, abstentions and “broker non-votes” will not be counted as voting for or against the proposal to which it relates.
      The affirmative vote of a majority of the outstanding shares of Common Stock having voting power is required to approve the amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock (Item 2 on the proxy card). For these purposes, abstentions and “broker non-votes” will not be counted as voting for or against the proposal to which they relate.
      The Company is not aware of any matter that will be presented to the meeting for action on the part of the stockholders other than that stated in the notice. If any other matter is properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote the shares to which the proxy relates in accordance with their best judgment.
      Stockholders of record may vote using the toll-free number listed on the proxy card or via the Internet or they may complete, sign, date and mail the enclosed proxy card in the postage-paid envelope provided. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities. The procedures allow stockholders to give their voting instructions and confirm that their instructions have been properly recorded. Specific instructions to be followed by any stockholder of record interested in voting by telephone or the Internet are set forth on the enclosed proxy card.
      Stockholders may vote by telephone or through the Internet 24 hours a day, 7 days a week. Telephone or Internet votes must be received by 11:59 p.m. Eastern Time on May 1, 2006 for all shares of Common Stock other than shares held in the Gardner Denver, Inc. Retirement Savings Plan (the “Savings Plan”) and the related Gardner Denver, Inc. Supplemental Excess Defined Contribution Plan (the “Excess Contribution Plan”).

      Shares of Common Stock held in the Savings Plan and Excess Contribution Plan will be voted by Wachovia Bank, N.A. (“Wachovia”), as trustee of these plans. In the case of participants in these plans, the enclosed proxy card reflects the number of equivalent shares credited to your account. Voting instructions to Wachovia regarding your shares in the Savings Plan and Excess Contribution Plan must be received by 11:59 a.m. Eastern Time on April 27, 2006. Such voting instructions can be made in the same manner as other shares of Common Stock are voted by proxy (i.e., by returning the proxy card by mail or voting by telephone or through the Internet as described above). A vote by telephone or through the Internet authorizes Wachovia and the proxies named on the enclosed proxy card to vote your shares in the same manner as if you marked, signed and returned your proxy card. Therefore, if you vote by telephone or Internet, there is no need to return the proxy card.
      After April 27, 2006, all shares of Common Stock held in the Savings Plan and Excess Contribution Plan for which voting instructions have not been received, and all shares not yet allocated to participants’ accounts, will be voted by Wachovia, as trustee, as directed by the Company, in the same proportion (for or against) as the shares for which instructions are received from participants in these plans. If you fail to return a proxy properly signed or fail to cast your votes by telephone or via the Internet by April 27, 2006, the equivalent shares of Common Stock credited to your Savings Plan and Excess Contribution Plan accounts will be voted by Wachovia, as trustee, as directed by the Company, in the same proportion as the shares for which instructions were received from other participants in these plans.
      The cost of soliciting proxies will be paid by the Company. The Company will, upon request, reimburse brokerage houses, custodians, nominees and others for their out-of-pocket and reasonable clerical expenses incurred in connection with such solicitation. For the purpose of obtaining broad representation at the meeting, Georgeson Shareholder Communications Inc. has been retained by the Company to assist in the solicitation of proxies at an anticipated cost of approximately $10,000 plus reimbursement of reasonable expenses. Officers and employees of the Company, without being additionally compensated, may also make requests for the return of proxies by letter, telephone or other means or in person.
      If you are a registered holder of shares, you have the option to access future stockholder communications (e.g., annual reports, proxy statements and related proxy materials) over the Internet instead of receiving those documents in print. Participation is completely voluntary. If you give your consent to receive such material electronically, in the future, when our material is available over the Internet, the package you receive containing your proxy voting card will contain the Internet location where such stockholder communications are available (www.gardnerdenver.com). The material will be presented in PDF format. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform the Company otherwise. You may revoke your consent at any time and/or request paper copies of any of these stockholder communications by writing the Company’s transfer agent, National City Bank, Corporate Trust Operations, Locator 5352, P.O. Box 92301, Cleveland, Ohio 44101-4301, or by writing the Company.
      To give your consent to receive such material electronically, follow the prompts when you vote by telephone or over the Internet or check the appropriate box located at the bottom of your proxy card when you vote by mail.
PROPOSAL I—ELECTION OF DIRECTORS
      The authorized number of directors of the Company is presently fixed at eight. The directors are divided into three classes, with two classes having three members each and one class having two members. Directors in each class are elected for three-year terms so that the term of office of one class of directors expires at each annual meeting.
      For election as directors at the Annual Meeting of Stockholders to be held on May 2, 2006, the Board of Directors has approved the nominations of Ross J. Centanni and Richard L. Thompson, who are currently directors, to serve for three-year terms expiring in 2009. The Board of Directors believes that the election of these nominees will be in the best interests of the stockholders and, accordingly, recommends a vote FOR election of these nominees, which is Item 1 on the proxy card. Proxies received in response to the Board’s solicitation will be voted FOR election of these nominees for director if no specific instructions are included for Item 1, except for shares held in the Savings Plan and Excess Contribution Plan which shall be voted as set forth in the accompanying proxy. See also “General Information”.
      If any one of the nominees becomes unavailable or unwilling for good reason to stand for election, the accompanying proxy will be voted for the election of such person, if any, as shall be recommended by the Board of Directors, or will be voted in favor of holding a vacancy to be filled by the directors. The Company has no reason to believe that any nominee will be unavailable or unwilling to stand for election.
      The following information is provided regarding the nominees for election as a director and each of the other directors who will continue in office after the meeting.
NOMINEES FOR ELECTION
For Terms Expiring at the 2009 Annual Meeting of Stockholders

Ross J. Centanni, age 60, has been President and Chief Executive Officer and a director of Gardner Denver since its incorporation in November 1993. He has been Chairman of Gardner Denver’s Board of Directors since November 1998. Prior to Gardner Denver’s spin-off from Cooper Industries, Inc. (“Cooper”) in April 1994, he was Vice President and General Manager of Gardner Denver’s predecessor, the Gardner-Denver Industrial Machinery Division, where he also served as Director of Marketing from August 1985 to June 1990. He has a B.S. degree in industrial technology and an M.B.A. degree from Louisiana State University. Mr. Centanni is a director of Esterline Technologies, a publicly held manufacturer of components for avionics, propulsion and guidance systems, and Denman Services, Inc., a privately held supplier of medical products. He is also a member of the Petroleum Equipment Suppliers Association Board of Directors and a member of the Executive Committee of the International Compressed Air and Allied Machinery Committee.
Richard L. Thompson, age 66, has been a director of Gardner Denver since November 1998. Mr. Thompson served as a Group President and Executive Office Member of Caterpillar Inc. (“Caterpillar”), a publicly held manufacturer of construction machinery and equipment, from 1995 until his retirement in June 2004. He earned a B.S. in electrical engineering and an M.B.A. from Stanford University and completed the Caterpillar Advanced Management Program. Mr. Thompson serves as Vice Chairman of the Board of Directors of Lennox International, Inc., a publicly held manufacturer of HVAC and refrigeration equipment, and as a director of NiSource Inc., a publicly held electric and gas utility.
DIRECTORS WHOSE TERMS OF OFFICE WILL CONTINUE AFTER THE MEETING
Terms Expiring at the 2007 Annual Meeting of Stockholders

Frank J. Hansen, age 64, has been a director of Gardner Denver since June 1997. Mr. Hansen was the President and Chief Executive Officer of IDEX Corporation, a publicly held manufacturer of proprietary fluid handling and industrial products, from April 1999 until his retirement in April 2000. He was President and Chief Operating Officer from January 1998 to April 1999 and Senior Vice President and Chief Operating Officer from July 1994 until January 1998. Mr. Hansen has a B.S. degree in business administration from Portland State University.

Thomas M. McKenna, age 68, has been a director of Gardner Denver since its spin-off from Cooper in April 1994. Mr. McKenna served as the President of United Sugars Corporation, a marketing cooperative which is one of the nation’s largest sugar marketers to both the industrial and retail markets, from December 1998 until his retirement in December 2002. He was President and Chief Executive Officer of Moorman Manufacturing Company, a privately held manufacturer of agricultural supplies, from August 1993 until January 1998. Mr. McKenna has a B.A. degree from St. Mary’s College and an M.B.A. from Loyola University.
Diane K. Schumacher, age 52, has been a director of Gardner Denver since August 2000. Ms. Schumacher served as Senior Vice President, General Counsel and Secretary of Cooper from 1995 to 2003 and presently serves as Senior Vice President, General Counsel and Chief Compliance Officer. Ms. Schumacher holds a B.A. degree in economics from Southern Illinois University and a J.D. degree from DePaul University College of Law. She also completed the Harvard Advanced Management Program.
Terms Expiring at the 2008 Annual Meeting of Stockholders

Donald G. Barger, Jr., age 63, has been a director of Gardner Denver since its spin-off from Cooper in April 1994. Mr. Barger is the Senior Vice President and Chief Financial Officer of YRC Worldwide Inc. (“YRCW”), a publicly held company specializing in the transportation of goods and materials. He joined YRCW’s predecessor company, Yellow Corporation (“Yellow”) in December 2000 in the same capacity. Prior to joining Yellow, he served as Vice President and Chief Financial Officer of Hillenbrand Industries Inc. (‘Hillenbrand”), a publicly held company serving healthcare and funeral services, from March 1998 until December 2000. Mr. Barger was also Vice President, Chief Financial Officer of Worthington Industries, Inc., a publicly held manufacturer of metal and plastic products and processed steel products, from September 1993 until joining Hillenbrand. Mr. Barger has a B.S. degree from the United States Naval Academy and an M.B.A. from the University of Pennsylvania, Wharton School of Business. Mr. Barger is a director of the Quanex Corporation, a publicly held manufacturer of engineered materials and components for the vehicular products and building products markets.
Raymond R. Hipp, age 63, has been a director of Gardner Denver since November 1998. Since July 2002, Mr. Hipp has served as a strategic alternative and merger and acquisition consultant. Mr. Hipp served as Chairman, President and CEO and a Director of Alternative Resources Corporation, a provider of information technology staffing and component outsourcing, a position he held from July 1998 until his retirement in June 2002. From August 1996 until May 1998, Mr. Hipp was the Chief Executive Officer of ITI Marketing Services, a provider of telemarketing services. Mr. Hipp has a B.S. degree from Southeast Missouri State University.

David D. Petratis, age 48, was appointed a director of Gardner Denver in July 2004. Mr. Petratis has been the President and Chief Executive Officer of the North American Operating Division of Schneider Electric, located in Palatine, Illinois, since January 2004. Schneider Electric is headquartered in Paris, France and provides a market- leading brand of electrical distribution and industrial control products, systems and services. Mr. Petratis previously served as the President and Chief Operating Officer of the North American Division of Schneider Electric from December 2002 until his promotion. He was President of MGE Americas, a privately held manufacturer of power supplies, from 1996 through 2002. Mr. Petratis earned a B.A. degree in Industrial Management from the University of Northern Iowa and an M.B.A. from Pepperdine University. He has held positions on the Board of Directors of the University of California, Irvine Graduate School of Management, the California State (Fullerton) Quality Advisory Board and Project Independence, a community agency in Costa Mesa, California for the developmentally disabled. Mr. Petratis also serves on the Board of Governors of National Electrical Manufacturers Association (NEMA).
BOARD OF DIRECTOR RESPONSIBILITIES, COMPENSATION AND RELATIONSHIPS
      The Company’s Board of Directors (the “Board”) held four regular meetings and two special meetings during 2005. Each director, other than Ms. Schumacher, attended the Company’s annual stockholder meeting and each director attended all of the Board meetings and meetings of Committees of which he or she was a member.
      The Board has adopted categorical standards of independence for its members, a copy of which is attached hereto as Appendix A (“Director Independence Standards”). In accordance with New York Stock Exchange and Securities and Exchange Commission (“SEC”) rules and guidelines, the Board assesses the independence of its members from time to time. As part of this assessment, the following steps are taken:

•	The Board reviews the standards of independence in relation to each director’s response to a detailed questionnaire that addressed the director’s background, activities and relationships.

•	The Board reviews the commercial and other relationships, if any, between the Company and each director.

•	The Board determines whether or not any director has a material relationship with the Company, either directly or indirectly as a partner, stockholder or officer of an organization that has a relationship with the Company. In making this determination, the Board broadly considers all relevant facts and circumstances, including (a) the nature of the relationship, (b) the significance of the relationship to the Company, the other organization and the individual director, (c) whether or not the relationship is solely a business relationship in the ordinary course of the Company’s and the other organization’s businesses and does not afford the director any special benefits, (d) any commercial, banking, consulting, legal, accounting, charitable and familial relationships, and (e) whether a director’s affiliated company and the Company engaged in transactions which involved an aggregate amount of payments for products or services greater than $1 million or two percent of the annual consolidated gross revenues of the affiliated company.
      The Board has reviewed the commercial and other relationships between the Company and its present directors (including all of the nominees presently standing for election) and members of the directors’ immediate family. The Board has also reviewed the commercial and other relationships between the Company and any entity of which a director or an immediate family member of a director serves as an executive officer, general partner or significant equity holder. After taking into account all relevant facts and circumstances, the Board determined that there were no material relationships, whether industrial, banking, consulting, legal, accounting, charitable or familial, which would impair the independence of any of the directors or nominees, other than Mr. Centanni, as noted below. In making this determination, the Board considered that in the ordinary course of business, transactions may occur between the Company and companies at which one of the directors or his or her family members are or have been an officer. In each case, the amount of transactions with these companies in each of the last three years was determined to be immaterial and did not approach the thresholds set forth in the Director Independence Standards. The Board also considered charitable contributions to not-for-profit organizations of which one of the directors or his or her family members are or have been affiliated, none of which approached the levels set forth in the Director Independence Standards.
      On the basis of this assessment and the standards for independence adopted by the New York Stock Exchange and the SEC, the Board determined that all of its members (including all of the nominees presently standing for election) other than Mr. Centanni, the Company’s Chairman, President and Chief Executive Officer, are independent. Mr. Centanni is not independent because he is an employee of the Company.
Board of Directors Committees
      The Board has a standing Audit and Finance Committee, a standing Management Development and Compensation Committee and a standing Nominating and Corporate Governance Committee, each composed exclusively of independent nonemployee directors. The Board has adopted written charters for each of the Audit and Finance Committee, the Management Development and Compensation Committee and the Nominating and Corporate Governance Committee, copies of which are available on the Company’s website at www.gardnerdenver.com. Copies of each such charter are also available in print to any stockholder upon request in writing to the Corporate Secretary at 1800 Gardner Expressway, Quincy, Illinois 62305 or by telephone to 217-222-5400.
      The Audit and Finance Committee. The Audit and Finance Committee, currently composed of Donald G. Barger, Jr., Chairperson, Thomas M. McKenna, Raymond R. Hipp and David D. Petratis, held four meetings during 2005. The Board has determined that all members of the Audit and Finance Committee are independent, pursuant to New York Stock Exchange listing standards and SEC guidelines. The Board has also determined that Donald G. Barger, Jr. is an Audit Committee Financial Expert, as that term is defined in Item 401(h)(2) of Regulation S-K.
      The purpose of the Audit and Finance Committee is to assist the Board in fulfilling its oversight responsibilities with respect to:

•	The integrity of the Company’s financial statements and financial information provided to stockholders and others;

•	The adequacy and effectiveness of the Company’s disclosure controls and procedures and its internal control over financial reporting;

•	The adequacy and effectiveness of the Company’s financial reporting principles and policies;

•	The adequacy and effectiveness of the Company’s internal and external audit processes;

•	The adherence to the Company’s regulatory compliance policies and procedures;

•	The Company’s compliance with legal and regulatory requirements; and

•	The Company’s independent registered public accounting firm’s (independent auditors’) qualifications and independence.
      The specific functions of the Audit and Finance Committee include, among other things:

•	Appointment, retention, discharge, oversight and compensation of the Company’s independent auditors, including resolution of any disagreements between management and the Company’s independent auditors regarding financial reporting;

•	Review of the planned scope and results of the internal auditors’ and independent auditors’ respective audits and examinations of the Company’s financial results;

•	Approve in advance all non-audit services to be provided by, and estimated fees of, the Company’s independent auditors, subject to certain exceptions;

•	Receive and review, at least annually, reports from the Company’s independent auditors with respect to: (i) critical accounting policies and practices used by the Company in the preparation of its financial statements, (ii) alternative treatments of financial information within generally accepted accounting principles, including the ramifications of the use of any alternative disclosures and treatments, and (iii) any other material written communications between the independent auditors and management;

•	Review with the independent auditors any problems or difficulties with the audit, including, among other things, significant disagreements with management, any “management” or “internal control” letter issued or proposed to be issued, responsibilities, budget and staff issues and management’s response;

•	At least annually, obtain and review a report by the independent auditors describing the independent auditors’ independence and internal quality control procedures, and make a determination regarding the independent auditors’ independence;

•	Receive the annual report from the independent auditors regarding the Company’s internal control over financial reporting and review such report with the Company’s management;

•	Review and discuss with management, the internal audit department and the independent auditors the Company’s financial statements, including, among other things, (i) any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; and (ii) the effect of regulatory and accounting initiatives on the financial statements;

•	Establish procedures for the receipt, retention, treatment and handling of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by employees of concerns and complaints regarding questionable accounting, internal controls and procedures for financial reporting or auditing matters;

•	Oversight of the Company’s benefits committee in its establishment of investment objectives, policies and performance criteria for the management of the Company’s retirement and benefit plan assets;

•	Monitor compliance with the Company’s Code of Ethics and Business Conduct Policy;

•	Review information concerning environmental, legal and other matters which may represent material financial exposure or risk to the Company;

•	Establish clear hiring policies for employees or former employees of the Company’s independent auditor; and

•	Report regularly to the Board and review with the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the performance and independence of the Company’s independent auditors, or the performance of the internal audit function.
The Audit and Finance Committee has authority to retain outside financial and legal advisors to assist it in meeting any of the above obligations, as necessary and appropriate, and to ensure that the Company provides appropriate funding to pay the fees and expenses of the Company’s independent auditors and the Audit and Finance Committee’s other outside advisors.
      The Management Development and Compensation Committee. The Management Development and Compensation Committee, currently composed of Richard L. Thompson, Chairperson, Frank J. Hansen, Thomas M. McKenna and Diane K. Schumacher, held three meetings during 2005. The Board has determined that all members of the Management Development and Compensation Committee are independent, pursuant to New York Stock Exchange listing standards and SEC guidelines.

      The purpose of the Management Development and Compensation Committee is to assist the Board in discharging its responsibilities relating to executive selection, retention and compensation and succession planning. The specific functions of the Management Development and Compensation Committee include, among other things:

•	Review and consult with the Chief Executive Officer concerning selection of officers, management succession planning, executive performance, organizational structure and matters related thereto and assist the Chief Executive Officer in developing recommendations concerning the same from time to time for Board consideration;

•	Recommend to the Board one or more candidates for Chief Executive Officer in the event the position becomes vacant;

•	Establish from time to time reasonable short-term and long-term compensation for services to the Company by executive officers (the Chief Executive Officer, President, all corporate Vice Presidents, and the Secretary), which shall include the following tasks: (a) to establish compensation, incentive compensation and bonuses, deferred compensation, pensions, insurance, death benefits and other benefits; (b) to administer stock and compensation plans of the Company as adopted by the Board, and to amend or restate any such plan to the extent deemed appropriate for incorporating therein non-substantive points or substantive matters expressly mandated by law; and (c) to review and approve corporate goals relevant to executive officer compensation, including that of the Chief Executive Officer;

•	Evaluate executive officer performance, including the Chief Executive Officer, and set their compensation in light of the achievement of such goals and such other factors and requirements as the Committee shall deem relevant or appropriate;

•	Report to the Board on the results of reviews and conferences and submit to the Board any recommendations the Committee may have from time to time;

•	Report executive compensation in the Company’s annual proxy statement or annual report on Form 10-K; and

•	Review and assess the Company’s employee benefit plans and programs from time to time.
The Management Development and Compensation Committee has authority to retain executive compensation consulting firms and other consultants, including outside financial and legal advisors, to assist it in meeting any of the above obligations, as necessary and appropriate, and to ensure that the Company provides appropriate funding to pay the fees and expenses of such advisors.
      The Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, currently composed of Diane K. Schumacher, Chairperson, Frank J. Hansen and Richard L. Thompson, held two meetings during 2005. The Board has determined that all members of the Nominating and Corporate Governance Committee are independent, pursuant to New York Stock Exchange listing standards and SEC guidelines.
      The purpose of the Nominating and Corporate Governance Committee is to make recommendations to the Board on director nominees, Board practices and corporate governance practices and principles. The specific functions of the Nominating and Corporate Governance Committee include, among other things:

•	Review with management and evaluate the overall effectiveness of the organization of the Board, including its incumbent members, lead independent nonemployee director, size and composition, and the conduct of its business, and make appropriate recommendations to the Board with regard thereto;

•	At least annually, review the Chairpersons and membership of the various Board committees and make recommendations with regard thereto;

•	Develop, maintain and review on an annual basis criteria and procedures for the identification and recruitment of candidates for election to serve as directors of the Company, and make appropriate recommendations with regard thereto to the Board and, as appropriate, to the stockholders of the Company;

•	Identify individuals qualified to become Board members, consistent with the criteria approved by the Board;

•	Recommend to the Board new candidates for election to the Board and the director nominees for the next annual meeting of stockholders;

•	Review the appropriateness and adequacy of information supplied to directors prior to and during Board meetings;

•	Consider from time to time the overall relationship of, and oversee the evaluation of, directors and management;

•	Review from time to time compensation (including benefits) for services to the Company by its directors, and make recommendations with regard thereto to the Board;

•	Develop and recommend to the Board a set of corporate governance principles applicable to the Company;

•	Review and assess changes, if any, in any of the director’s relationships, affiliations, employment or other board or public service and the corresponding impact on the independence of such director; and

•	Develop an orientation program for new directors and a continuing education program for all Board members.

The Nominating and Corporate Governance Committee has authority to retain independent third-party search firms and outside financial and legal advisors to assist it in meeting any of the above obligations, as necessary and appropriate, and to ensure that the Company provides appropriate funding to pay the fees and expenses of such advisors.
      The Nominating and Corporate Governance Committee must review with the Board, on at least an annual basis, the requisite qualifications, independence, skills and characteristics of Board candidates, members and the Board as a whole. When assessing potential new directors, the Nominating and Corporate Governance Committee considers individuals from various and diverse backgrounds. While the selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, the Nominating and Corporate Governance Committee believes that candidates generally should, at a minimum, meet the following criteria:

•	Candidates should possess broad training, experience and a successful track record at senior policy-making levels in business, government, education, technology, accounting, law and/or administration;

•	Candidates should also possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of all stockholders;

•	Candidates should have an inquisitive and objective perspective, strength of character and the mature judgment essential to effective decision-making;

•	Candidates should possess expertise that is useful to the Company and complementary to the background and experience of other Board members; and

•	Candidates must be willing and free to commit necessary time to serve effectively as a Board member, including attendance at committee meetings.
      The Nominating and Corporate Governance Committee will consider such candidates if a vacancy arises or if the Board decides to expand its membership, and at such other times as the Nominating and Corporate Governance Committee deems necessary or appropriate. The Nominating and Corporate Governance Committee will consider stockholder recommendations for candidates for the Board. Any stockholder wishing to submit a candidate for consideration should send the following information to the Corporate Secretary, Gardner Denver, Inc., 1800 Gardner Expressway, Quincy, Illinois 62305:

•	Stockholder’s name, number of shares of Company Common Stock owned, length of period held, and proof of ownership;

•	Name, age and address of candidate;

•	A detailed resume describing, among other things, the candidate’s educational background, occupation, employment history, and material outside commitments (e.g., memberships on other boards and committees, charitable foundations, etc.);

•	A supporting statement which describes the candidate’s reasons for seeking election to the Board, and which documents his/her ability to satisfy the director qualifications described above;

•	Any information relating to the candidate that is required by the rules and regulations of the SEC and the New York Stock Exchange to be disclosed in the solicitation of proxies for election of directors;

•	A description of any arrangements or understandings between the stockholder and the director; and

•	A signed statement from the candidate, confirming his/her willingness to serve on the Board.
      The Corporate Secretary will promptly forward such materials to the Chairperson of the Nominating and Corporate Governance Committee and to the Chairman of the Board. The same criteria applies with respect to the Nominating and Corporate Governance Committee’s evaluation of all candidates for membership to the Board, including candidates recommended by stockholders. However, separate procedures will apply, as provided in the Bylaws, if a stockholder wishes to submit at an annual meeting a director candidate who is not approved by the Nominating and Corporate Governance Committee or the Board.
Compensation of Directors
      The Company’s nonemployee directors each received an annual retainer of $28,000. Additionally, nonemployee directors received meeting attendance fees of $1,250 per meeting for Board meetings and $1,000 per meeting for committee meetings. Members of the Audit and Finance Committee receive a $500 attendance fee for each quarterly earnings teleconference call meeting. Beginning May 2006, the Lead Nonemployee Director and the Chair of the Audit and Finance Committee will each receive an additional annual retainers of $7,500, and the Chairs of the Management Development and Compensation Committee and the Nominating and Corporate Governance Committee will each receive an additional annual retainer of $5,000. Directors are also reimbursed for reasonable expenses incurred in connection with attending Board and committee meetings.
      The Gardner Denver, Inc. Phantom Stock Plan for Outside Directors (the “Phantom Stock Plan”), which is an unfunded plan, has been established to more closely align the interests of the nonemployee directors and the Company’s stockholders by increasing each nonemployee director’s proprietary interest in the Company in the form of “phantom stock units.”
      Under the Phantom Stock Plan, the Company credits the equivalent of $7,000 annually, in equal quarterly amounts, to the phantom stock unit account of each nonemployee director. Phantom stock units are credited based upon the previous quarter’s average closing price per share for the Company’s Common Stock. Each nonemployee director may also elect to defer all or some portion of his or her annual director’s fees under the Phantom Stock Plan and have such amount credited on a quarterly basis as phantom stock units, based on the previous quarter’s average closing price per share for the Company’s Common Stock. If the Company were to pay dividends, dividend equivalents would be credited to each nonemployee director’s account on the dividend record date.
      The fair market value of a director’s account will be distributed as a cash payment to the director (or his or her beneficiary) on the first day of the month following the month in which the director ceases to be a director of the Company for any reason. Alternatively, a director may elect to have the fair market value of his or her account distributed in twelve or fewer equal monthly installments, or in a single payment on a predetermined date within one year after he or she ceases to be a director, but without interest on the deferred payments. The fair market value of a director’s account is determined by reference to the average closing price per share for the Company’s Common Stock during the 30 trading days immediately preceding the date the director ceases to be a director. The following table summarizes the number of phantom stock units credited to each nonemployee director as of March 3, 2006.

Phantom Stock
Name	Units

Donald G. Barger, Jr.	5,442
Frank J. Hansen	2,402
Raymond R. Hipp	3,865
Thomas M. McKenna	15,832
David D. Petratis	1,930
Diane K. Schumacher	1,564
Richard L. Thompson	7,042

Total	38,077
      Pursuant to the Gardner Denver, Inc. Long-Term Incentive Plan (the “Incentive Plan”), for 2005, the Board granted each nonemployee director an option to purchase 4,500 shares of the Company’s Common Stock, on the day following the 2005 Annual Stockholders Meeting. Nonemployee director stock options become exercisable on the first anniversary of the date of grant and terminate upon the expiration of five years from such date. If a person ceases to be a nonemployee director by virtue of disability or retirement (after having completed at least one three-year term), outstanding options generally remain exercisable for a period of five years (but not later than the expiration date of the options). If a person ceases to be a nonemployee director by virtue of death (or dies during the five-year exercise period after disability or retirement described above), outstanding options generally remain exercisable for a period of one year (but not later than the expiration date of the options). If a nonemployee director’s service terminates for any other reason, options not then exercisable are canceled and options that are exercisable may be exercised at any time within ninety days after such termination (but not later than the expiration date of the options). Additionally, upon the occurrence of a change of control, as defined in the plan, these options will be canceled in exchange for a cash payment equal to the appreciation in value of the options over the exercise price as set forth in the plan. The exercise price of these options is the fair market value of the Common Stock on the date of grant.
Stockholder Communication with Directors
      The Board has adopted the following procedures for stockholders to send communications to the Board, individual directors and/or Committee chairs.
      Stockholders and other interested persons seeking to communicate with the Board or any individual director should submit their written comments to the Corporate Secretary, Gardner Denver, Inc., 1800 Gardner Expressway, Quincy, Illinois 62305. Such persons who prefer to communicate by e-mail should send their comments to CorporateSecretary@gardnerdenver.com. The Corporate Secretary will then forward all such communications (excluding routine advertisements and business solicitations) to each member of the Board, or the applicable individual director(s) and/or Committee Chair(s). Subject to the following paragraph, the Chairman of the Board will receive copies of all stockholder communications, including those addressed to individual directors and/or Committee Chairs, unless such communications address allegations of misconduct or mismanagement on the part of the Chairman. In such event, the Corporate Secretary will first consult with and receive the approval of the Audit and Finance Committee Chair before disclosing or otherwise discussing the communication with the Chairman of the Board.
      If a stockholder communication is addressed exclusively to the Company’s non-management directors, the Corporate Secretary will first consult with and receive the approval of the Chairperson of the Nominating and Corporate Governance Committee before disclosing or otherwise discussing the communication with directors who are members of management.

      The Company reserves the right to screen materials sent to its directors for potential security risks and/or harassment purposes.
      Stockholders also have an opportunity to communicate with the Board of Directors at the Company’s Annual Meeting of Stockholders. Pursuant to the Company’s Corporate Governance Policy, each director is expected to attend the Annual Meeting in person and be available to address questions or concerns raised by stockholders, subject to occasional excused absences due to illness or unavoidable conflicts.
CORPORATE GOVERNANCE
      The Board has adopted a policy regarding Corporate Governance, which is available on the Company’s website at www.gardnerdenver.com. Information contained on the Company’s website does not constitute a part of this Proxy Statement. A copy of such policy is available in print to any stockholder upon request in writing to the Corporate Secretary at 1800 Gardner Expressway, Quincy, Illinois 62305 or by telephone to 217-222-5400. The objective of this policy is to ensure that the Board maintains its independence, objectivity and effectiveness in fulfilling its responsibilities to the Company’s stockholders. The policy establishes: the criteria and requirements for selection and retention of directors; the procedures and practices governing the operation and compensation of the Board; and the principles under which management shall direct and operate the business of the Company and its subsidiaries. The policy provides that the majority of the Board should be independent based on the independence standards of the New York Stock Exchange, with varied and complementary backgrounds, and interlocking directorships are prohibited. Directors may serve on the boards of directors of no more than four for-profit organizations, including the Company, and members of the Audit and Finance Committee may serve on the audit committees of no more than three for-profit organizations, including the Company. The policy specifies that a nonemployee director will retire at the next regular meeting of the Board following the date he or she attains 70 years of age, and that, at any one time, no less than 50% of the number of nonemployee directors shall be actively employed.
      On November 12, 2002, the Board appointed Mr. Frank Hansen to serve as its Lead Nonemployee Director. In this capacity, Mr. Hansen fulfills the duties of the Chairman of the Board at Board meetings as president pro tem when the Chairman is unavailable, and leads the discussion of independent nonemployee directors during executive sessions of the independent nonemployee directors.
      The Company has adopted a Code of Ethics and Business Conduct Policy, which is available on the Company’s website at www.gardnerdenver.com, that applies to all members of the Board and all executive officers and employees of the Company. In addition, under the charter of the Company’s Audit and Finance Committee, the Chief Executive Officer and Chief Financial Officer, among others, are required to certify annually their adherence to a Code of Ethics, which is attached to the Audit and Finance Committee Charter available on the Company’s website. The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding amendments to or waivers of the Code of Ethics and Business Conduct Policy and/ or the Code of Ethics mandated by the Audit and Finance Committee by posting such information on its website at www.gardnerdenver.com. A copy of the Code of Ethics and Business Conduct Policy and the Audit and Finance Committee Charter (including the Code of Ethics attached thereto) are available in print to any stockholder upon request in writing to the Corporate Secretary at 1800 Gardner Expressway, Quincy, Illinois 62305 or by telephone to 217-222-5400.

SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS
      The Company maintains stock ownership requirements for its nonemployee directors, executive officers and other key employees. Under these requirements, each nonemployee director is expected to maintain an equity interest in the Company equal to three times his or her annual cash compensation (including compensation for Board and Committee meeting attendance, but not including stock options or amounts contributed on behalf of such director to the Phantom Stock Plan). These requirements also require that the CEO maintain an equity interest equal to five times his annual base salary and each executive officer, corporate vice president and each general manager maintain an equity interest in the Company equal to three times his or her annual base salary. These ownership requirements are to be achieved by the fifth anniversary of each individual’s appointment as a director or executive officer, as appropriate. Common Stock held directly by the director or executive officer or their respective immediate family members, and indirectly for the benefit of the director or executive officer in an IRA account, family trust, the Savings Plan and/or the related Excess Contribution Plan, are considered in determining compliance with these requirements. Failure to meet these requirements within the allotted time will be taken into consideration when evaluating the individual’s commitment to a continuing relationship with the Company.
      The following table sets forth information, as of March 3, 2006, with respect to the beneficial ownership of the Company’s Common Stock by (a) each director, (b) the Company’s Chief Executive Officer, (c) each of the other “named executive officers” (as defined in Item 402(a)(3) of Regulation S-K) of the Company and (c) all directors and named executive officers as a group.

	Amount and Nature of Beneficial Ownership

	Direct		Employee	Percent
Name of Beneficial Owners	Ownership(1)(2)		Plans(4)	of Class

Directors
Donald G. Barger, Jr	29,260	(2)		*
Ross J. Centanni (Chairman, President and CEO)	552,587	(2),(3),(5)	29,194		%
Frank J. Hansen	18,290	(2),(6)		*
Raymond R. Hipp	22,500	(2)		*
Thomas M. McKenna	17,966	(2)		*
David D. Petratis	0	(2)		*
Diane K. Schumacher	18,938	(2)		*
Richard L. Thompson	28,700	(2)		*
Other Named Executive Officers
Helen W. Cornell	117,955	(2),(3),(7)	8,314	*
Tracy D. Pagliara	51,698	(2),(3)	3,838	*
J. Dennis Shull	121,655	(2),(3)	11,069	*
Richard C. Steber	35,766	(2),(3)	2,217	*
All directors and executive officers as a group	1,037,715	(2),(3),(5),(6),(7)	54,632		%

*	Less than 1%

(1)	Each beneficial owner has sole voting and investment power with respect to all shares, except as indicated below.

(2)	Includes shares that could be acquired by the exercise of stock options granted under the Incentive Plan that are currently exercisable or exercisable within 60 days after March 3, 2006, as follows: 16,500 shares for Mr. Barger; 366,534 shares for Mr. Centanni; 4,500 shares for Mr. Hansen; 16,500 shares for Mr. Hipp; 13,500 shares for Mr. McKenna; 0 shares for Mr. Petratis; 8,000 shares for Ms. Schumacher; 16,500 shares for Mr. Thompson; 68,034 shares for Ms. Cornell; 37,491 shares for Mr. Pagliara; 90,167 shares for Mr. Shull; 24,700 shares for Mr. Steber; and 332,526 shares for the group.

(3)	Includes restricted shares as to which the beneficial owner has the right to vote and to receive dividends, as follows: 10,000 shares for Mr. Centanni; 3,000 shares for Ms. Cornell; 2,400 shares for Mr. Pagliara; 2,300 shares for Mr. Shull; and 1,700 shares for Mr. Steber. Each beneficial owner must remain employed by the Company until February 20, 2009 as a condition to the vesting of these shares and the removal of their restrictions on transferability.

(4)	Each beneficial owner has sole voting power, but limited investment power with respect to all shares held in the Savings Plan, which is a 401(k) plan, and the related Excess Contribution Plan.

(5)	Includes 4,050 shares owned by Mr. Centanni’s wife, as to which Mr. Centanni shares voting and investment power pursuant to a trust arrangement.

(6)	All shares owned by Mr. Hansen are held in a trust, as to which Mr. Hansen shares voting and investment power.

(7)	Includes 46,389 shares owned by Ms. Cornell and held in a trust, as to which Ms. Cornell has sole voting and investment power.
      The following table sets forth each person or group known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding Common Stock as of March 3, 2006 (except as otherwise indicated).

	Amount and Nature
Name and Address	of Beneficial	Percent
of Beneficial Owner	Ownership	of Class

Wells Fargo & Company 420 Montgomery Street San Francisco, CA 94104	1,388,129(1)	5.35%

(1)	Based on Schedule 13G,dated as of , made by Wells Fargo & Company (“Wells Fargo”) and Wells Capital Management Incorporated (“WCMI”). In addition to Wells Fargo and WCMI, the filing was made on behalf of Wells Fargo Bank, National Association and Wells Fargo Funds Management, LLC. Of the 1,388,129 shares of Common Stock beneficially owned by Wells Fargo, Wells Fargo reported that it has sole voting power with respect to 888,083 shares, sole dispositive power with respect to 1,303,692 shares and shared dispositive power with respect to 33,237 shares.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. These insiders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file, including Forms 3, 4 and 5. As a practical matter, the Company assists its directors and executive officers by monitoring transactions and completing and filing Section 16(a) forms on their behalf. The Company believes that all reports required to be filed by insiders during the fiscal year ended December 31, 2005 were filed in a timely manner and were accurate in all material respects. Three Form 4 reports contained minor clerical errors and were corrected with the filing of amended reports.

EXECUTIVE MANAGEMENT COMPENSATION
      The following tables present compensation earned by the Chief Executive Officer and the other named executive officers of the Company for the years indicated, and information regarding stock option transactions by each officer in 2005.
SUMMARY COMPENSATION TABLE

				Long-Term Compensation

				Awards
							Payouts
		Annual Compensation(1)		Restricted		Securities	LTIP	All Other
Name and				Stock		Underlying	Payouts	Compensation
Principal Position	Year	Salary($)	Bonus($)	Award(s)($)		Options(#)	($)(2)	($)(3)

Ross J. Centanni	2005	$691,667	$1,500,000	—		75,000	$920,000	$130,190
Chairman, President	2004	643,333	910,000	—		50,000	828,750	57,075
& CEO	2003	604,167	625,000	$314,280	(4)	48,700	—	41,677
Helen W. Cornell	2005	$265,000	$355,000	—		15,000	$231,000	$44,334
Vice President,	2004	217,458	240,000	—		7,400	190,000	15,458
Finance & CFO	2003	185,417	125,000	—		9,600	—	13,519
Tracy D. Pagliara	2005	$265,625	$350,000	—		15,000	$227,000	$47,572
Vice President,	2004	235,000	225,000	—		8,600	200,000	16,875
Administration,	2003	193,333	140,000	—		10,500	—	14,775
General Counsel &
Secretary
J. Dennis Shull	2005	$259,167	$200,000	—		10,500	$219,000	$37,572
Vice President &	2004	249,167	140,000	—		10,300	195,000	17,872
General Manager,	2003	239,167	148,000	—		12,500	—	15,713
Compressor Division
Richard C. Steber	2005	$255,417	$212,000	—		10,500	$219,000	$21,657
Vice President &	2004	221,958	250,000	—		9,000	190,000	13,208
General Manager,	2003	210,000	70,000	—		11,200	—	13,950
Liquid Ring Pump
Division

(1)	No named executive officer received perquisites in value greater than the lesser of (i) $50,000 and (ii) 10% of such named executive officer’s total annual salary plus bonus.

(2)	Long-term incentive payouts for 2005 and 2004 were long-term cash bonus payments made pursuant to the award opportunities granted under the Incentive Plan in 2003 and 2002, respectively.

(3)	Amounts under “All Other Compensation” reflect the Company’s matching contributions on behalf of each of the named executive officers to the Savings Plan and the related Excess Contribution Plan, and the premiums paid by the Company on behalf of each of the named executive officers under the Executive Long Term Care Program (the “LTC Plan”), broken down as follows for 2005: Mr. Centanni ($8,100—Savings Plan, $101,269—Excess Contribution Plan and $20,821—LTC Plan); Ms. Cornell ($6,300—Savings Plan, $24,975—Excess Contribution Plan and $13,059—LTC Plan); Mr. Pagliara ($6,300—Savings Plan, $24,825—Excess Contribution Plan and $16,447—LTC Plan); Mr. Shull ($4,263—Savings Plan, $22,475—Excess Contribution Plan and $10,834—LTC Plan); and Mr. Steber ($1,913—Savings Plan, $9,160—Excess Contribution Plan and $10,585—LTC Plan).

(4)	On February 24, 2003, the Management Development and Compensation Committee awarded Mr. Centanni a grant of 18,000 shares of Company restricted common stock having a fair market value on such date of $17.46 per share, or $314,280 in the aggregate. Mr. Centanni had the right to vote and to receive dividends with respect to these shares, but was required to remain employed by the Company until February 23, 2006 as a condition to the vesting of these shares and the removal of their restrictions on transferability. The value of these shares of Company restricted common stock at December 31, 2005 was $889,830.

OPTION GRANTS IN 2005

	Individual Grants

		% of Total
	Number of	Options
	Securities	Granted
	Underlying	to	Exercise
	Options	Employees	Price	Expiration	Grant Date
Name	Granted(#)(1)	in 2005	($/Sh)(1)	Date(2)	Present Value(3)

Ross J. Centanni	75,000	27.8%	40.175	2/21/2012	$1,026,473
Helen W. Cornell	15,000	5.6%	40.175	2/21/2012	$205,295
Tracy D. Pagliara	15,000	5.6%	40.175	2/21/2012	$205,295
J. Dennis Shull	10,500	3.9%	40.175	2/21/2012	$143,706
Richard C. Steber	10,500	3.9%	40.175	2/21/2012	$143,706

(1)	The exercise price is equal to the average of the high and low sales price of the Company’s Common Stock on the date of grant and shall be payable in cash, shares of Common Stock, or stock appreciation rights or by a combination of the foregoing.

(2)	These options have a seven-year term from the date of grant and vest in increments of one-third each on the first, second and third anniversary dates following the date of grant. In the event of a change in control (as defined in the Incentive Plan), holders may receive a cash payment equal to the fair value, as determined in accordance with the Incentive Plan, of that portion of any option that is not fully exercisable.

(3)	The Black-Scholes option pricing model was used assuming a dividend yield of 0%, a risk-free interest rate of 3.86%, an expected stock price volatility based on historical experience of 33.36% and an expected option life based on historical experience of 4.5 years. While the assumptions are believed to be reasonable, the reader is cautioned not to infer a forecast of value either from the model’s use or from the values adopted for the model’s assumptions. Any future values realized will ultimately depend upon the excess of the stock price on the date the option is exercised over the exercise price.
AGGREGATED OPTION EXERCISES IN 2005
AND DECEMBER 31, 2005 OPTION VALUES

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at		In-the-Money Options
			December 31, 2005(#)		at December 31, 2005($)(2)
	Shares Acquired
	on Exercise	Value Realized
Name	(#)	($)(1)	Exercisable/Unexercisable		Exercisable/Unexercisable

Ross J. Centanni	90,001	$2,953,536	308,634	124,566	$5,388,514	$557,729
Helen W. Cornell	18,000	$576,661	57,367	23,133	$986,612	$97,595
Tracy D. Pagliara	11,243	$286,879	26,124	24,233	$439,162	$109,289
J. Dennis Shull	18,000	$584,753	79,068	21,532	$1,363,988	$130,403
Richard C. Steber	0	0	14,467	20,233	$230,000	$115,700

(1)	The value realized for shares acquired on exercise in 2005 is calculated using the difference between the fair market value of the Company’s Common Stock, as indicated by the average of the high and low sales price of the Common Stock on the exercise date, and the applicable option exercise price.

(2)	The value of the unexercised in-the-money options at December 31, 2005 is calculated using the difference between the fair market value of the Company’s Common Stock, as indicated by the average high and low sales price of the Common Stock on December 31, 2005 ($49.435), and the applicable option exercise price.

LONG-TERM INCENTIVE AWARDS IN 2005
      The following table shows the long-term cash bonus awards that were granted under the Incentive Plan for 2005 to each of the named executive officers.

			Estimated Future Payouts under
	Number of Shares,	Performance or	Non-Stock Price-Based Plans
	Units or Other	Other Period
	Rights	Until Maturation	Threshold	Target	Maximum
Name & Title	(#)(1)	or Payout(2)	($ or #)(2)	($ or #)(2)	($ or #)(2)

Ross J. Centanni	125%	2005-2007	50%	100%	200%
Chairman, President &
Chief Executive Officer
Helen W. Cornell	100%	2005-2007	50%	100%	200%
Vice President, Finance
& Chief Financial
Officer
Tracy D. Pagliara	100%	2005-2007	50%	100%	200%
Vice President,
Administration, General
Counsel & Secretary
J. Dennis Shull	75%	2005-2007	50%	100%	200%
Vice President & General
Manager, Compressor
Division
Richard C. Steber	75%	2005-2007	50%	100%	200%
Vice President & General
Manager, Liquid Ring
Pump Division

(1)	Represents the percentage of the participant’s base salary at the end of 2007 that will be eligible for calculation of the long-term cash bonus (the “Bonus Eligible Salary”).

(2)	The long-term cash bonus percentage will be tied to the compound growth rate of earnings before taxes (“EBT”) for the Company’s industrial businesses (i.e., excluding petroleum products) during the period January 1, 2005 through December 31, 2007. The utilization of the threshold, target or maximum percentages will depend upon the achievement of certain levels of compound growth rate of EBT during this period, subject to adjustment as provided under the Incentive Plan. These percentages will be applied to the Bonus Eligible Salary to determine the long-term cash bonus for the period.
REPORT OF THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION
      The goal of the Management Development and Compensation Committee (the “Committee”) is to compensate the executive officers of Gardner Denver based on the scope of their responsibilities, the achievement of specific annual objectives and the Company’s annual and longer term performance. Annually, the Committee reviews and establishes the compensation and benefits of the executives, including base salaries, annual bonus opportunities and awards under the Incentive Plan. These elements are intended to provide competitive pay, reward achievement of financial and strategic objectives and align the interests of the Company’s executives with those of the Company’s stockholders.
Executive Compensation Report
      The Company maintains a compensation plan for executive officers that consists of (i) base salary, (ii) annual incentive compensation through cash bonus opportunities, and (iii) long-term incentives in the form of stock option grants and long-term cash bonuses. At the Committee’s direction, the Company hired Hewitt Associates LLC (“Hewitt”), in 2005 to perform a review of the Company’s executive officer annual compensation and long-term incentive, for competitiveness with other publicly held industrial manufacturing companies with annual median revenues of $1.6 billion, which are believed to be generally comparable to the Company (the “Peer Companies”). Information from proxy data and national surveys was used to calculate competitive market data, to benchmark the compensation practices of the Company and to develop compensation projections and recommendations for each of the Company executive officers for 2005.
      The Company’s compensation strategy is that: (a) the target annual cash compensation (base salary and annual bonus) of the Company’s executive officers be based on the 60th percentile of the competitive market, including the Peer Companies; and (b) the total compensation opportunity for such officers be based on the 70th percentile of the competitive market.
      At the Committee’s direction, the Company also retained Hewitt in 2006 to perform a review of the Company’s executive officer compensation philosophy and Board of Director compensation, including annual compensation and long-term incentives.
      The Committee has reviewed all components of the compensation for the Company’s Chief Executive Officer and the other named executive officers, including annual cash compensation and bonuses, long-term cash and equity incentive compensation, perquisites and other compensation, as well as payouts under various severance or change of control scenarios. Based on this review, the Committee finds the total compensation to the Company’s Chief Executive Officer and the other named executive officers (including payouts in the case of severance and/or change of control scenarios) in the aggregate to be reasonable.
Annual Cash Compensation
      The following is a summary of the components of executive annual cash compensation.
      Base Salary. In February 2005, the Committee established a base salary target for each executive officer at approximately the 60th percentile of market levels based on the competitive market data. The goal in establishing the base salaries was to position the Company for future growth, to make the compensation program more competitive and to increase the Company’s ability to attract and to retain executives. The Committee took into account market competitiveness as reported in the Hewitt study, and the individual’s responsibilities, experience, actual performance and impact on the business when setting each executive officer’s actual base salary.
      Annual Incentive Compensation. An annual cash bonus opportunity is awarded by the Committee pursuant to the Gardner Denver, Inc. Executive Annual Bonus Plan (the “Annual Bonus Plan”). The Annual Bonus Plan furthers the Board’s goal of linking executive compensation to the Company’s performance and stockholders’ interests as a whole.
      Pursuant to the Annual Bonus Plan, the Committee is required to establish, no later than 90 days after the beginning of each year, performance goals for such year based upon one or more of the following performance measures: return on equity, assets, capital or investment; pre-tax or after-tax profit levels expressed in absolute dollars or earnings per share; and operating cash flow or cash flow from operating activities. Performance goals may be identical for all participants or may be different to reflect more appropriate measures of individual performance. Performance goals must include a threshold level below which no award will be payable and a maximum award opportunity for each participant. The Committee is authorized to adjust the method of calculating attainment of performance goals in recognition of (i) extraordinary or nonrecurring items, (ii) changes in tax laws, (iii) changes in generally accepted accounting principles or changes in accounting policies, (iv) charges related to restructured or discontinued operations, (v) restatement of prior period financial results, and (vi) any other unusual, nonrecurring gain or loss that is separately identified and quantified in the Company’s financial statements. In addition, notwithstanding the attainment of the performance goals, annual incentive awards for participants may be denied or adjusted by the Committee, in its sole judgment, based on its assessment of the participant’s performance. However, no upward adjustment may be made to an award for a participant if Section 162(m) of the Code would limit the deduction the Company may claim for that participant’s compensation.
      In February 2005, the Committee established the performance goals and maximum bonus opportunities for the Annual Bonus Plan participants for 2005. Except for the Division Vice President and General

Managers, the performance goals were based on a weighted average of net income (weighted at 60%) and the level of operating cash flow (weighted at 40%) generated by the Company in 2005. For Division Vice President and General Managers, the measures were based on a weighted average of the respective Division’s earnings before taxes (weighted at 60%) and net income and operating cash flow of the Company (weighted at 24% and 16%, respectively). The target bonus percentage range was 40-100% of participant base salaries for 2005, and was subject to increase to a maximum range of 200%, depending on the level of performance goal achievement. Bonus payments increase as performance levels increase. The maximum bonus payment is 200% of the target bonus opportunity.
      As noted above, except for the Division Vice President and General Managers, the measures of corporate performance were based on net income and the level of cash flow generated by the Company in 2005. Net income was included in the benchmark to reflect the effect of management’s performance on stockholder return. Operating cash flow was utilized in the benchmark due to the continued importance of cash flow in providing funds to pursue the Company’s growth strategies. Operating cash flow was defined as the Company’s net cash flow provided by operating activities, excluding any cash activity related to acquisitions completed in 2005. Division performance for each Vice President and General Manager was assessed based on the respective Division’s earnings before taxes.
      Considering the 2005 performance goals under the Annual Bonus Plan, the Company had to generate net income of $53.86 million and $69.0 million of operating cash flow in 2005 for the maximum payout for these objectives; no payout for the net income objective would result if net income were less than $39.81 million and no payout for the cash flow objective would result if cash flow were less than $51.0 million. In February 2006, the Committee evaluated and determined the degree to which the Annual Bonus Plan criteria for 2005 had been met, as well as the performance of individual Annual Bonus Plan participants. Based on this analysis, the Committee awarded cash bonus payments on average at approximately the maximum levels. The actual bonus payments for each of the named executive officers are shown on the Summary Compensation Table.
Long-Term Incentives
      Under the Gardner Denver, Inc. Long-Term Incentive Plan (the “Incentive Plan”), designated employees are eligible from time to time to receive awards in the form of stock options, stock appreciation rights, restricted stock grants or performance shares or long-term cash bonuses, as determined by the Committee. The purpose of these awards is to promote the long-term financial interests of the Company by encouraging employees to acquire an ownership position in the Company and to provide incentives for specific employee performance. In selecting the recipients and size of the awards, the Committee considers each recipient’s opportunity for significant contribution to the Company’s future growth and profitability, without regard to his or her existing stock ownership. In 2005, the Committee granted long-term incentive awards between the median and the 75th percentile of the competitive market.
      Equity Incentives. The Committee currently utilizes stock options to provide the named executive officers and other key employees with incentives that are related to the long-term performance of the Company. The specific number of stock options granted to an executive is determined by the Committee, with the advice and counsel of Mr. Centanni and Hewitt, based upon the individual’s level of responsibility and a subjective judgment by the Committee of the executive’s contribution to the financial performance of the Company. In 2005, stock options made up 50% of the executive’s long-term incentive opportunity. Options are granted at the average market price for the Common Stock on the date of grant and have value only if the market price of the underlying Common Stock appreciates. In 2005, the Committee granted options with seven-year terms. Furthermore, since options become exercisable in cumulative increments of one-third each year over a three-year period, the Committee believes options provide an appropriate long-term incentive for those receiving grants, as well as stability in the work force.
      In February 2006, due to general concerns over dilution and changes in accounting and tax rules regarding stock options, as well as market trends regarding the use of other types of incentive awards, including restricted stock, the Committee determined that the executive’s long-term incentive opportunity for 2006 would be comprised 25% in stock options and 25% in restricted stock.

      Long-Term Bonuses. As noted above, under the Incentive Plan, the Committee may also grant long-term cash bonus awards to the Chairman, Chief Executive Officer, President, any Executive Vice President, any Senior Vice President, any senior officer reporting directly to the Chief Executive Officer and any other Vice President or senior executive or officer designated by the Chief Executive Officer. Eligibility to receive a long-term cash bonus is tied to the achievement of certain Company performance targets over a pre-determined performance period. In 2005, long-term bonuses made up 50% of the executive’s long-term incentive opportunity.
      The Committee is responsible for (i) determining the duration of each performance period, (ii) selecting which executive officers of the Company will be eligible to receive a long-term cash bonus for the performance period, (iii) selecting the business criteria to be applicable to the performance period from among those authorized, (iv) establishing Company performance targets relative to the business criteria selected, (v) setting a base salary factor for each executive officer eligible to receive a long-term cash bonus for the performance period, and (vi) at the end of the performance period, determining the extent to which the performance targets have been achieved and the long-term cash bonuses payable to each eligible executive officer. The Company performance targets may be based on any one, or a combination, of the business criteria available for performance share awards, as described above. Concurrently with the selection of performance targets, the Committee must establish an objective formula or standard for calculating the maximum long-term cash bonus payable to each participating executive officer. All long-term cash bonuses are to be denominated in cash or restricted stock awards, as determined by the Committee and subject to the remaining provisions of the Incentive Plan. Except as otherwise determined by the Committee, in its discretion, each executive selected by the Committee as eligible to receive a long-term cash bonus with respect to a particular performance period must continue to be employed by the Company on the last day of such performance period to continue to be eligible to receive the long-term cash bonus.
      In February 2005, the Committee granted a long-term cash bonus award opportunity to certain executives. The long-term cash bonus percentage for the 2005 awards is tied to the compound growth rate of earnings before taxes (EBT) for the Company’s industrial businesses during the period January 1, 2005 through December 31, 2007. The utilization of threshold, target or maximum percentages will depend upon the achievement of certain compound growth rates of EBT during this period, subject to adjustment as provided under the Incentive Plan. These percentages will be applied to participants’ base salaries at the end of 2007 to determine the long-term cash bonus for the period, if any.
      In February 2006, the Committee evaluated and determined the degree to which the criteria for long-term cash bonus award opportunities granted in 2003 to certain executives under the Incentive Plan (the “2003 L-T Bonus Opportunity Plan”) had been met. The criteria for bonus payouts under the 2003 L-T Bonus Opportunity Plan was tied to the compound growth rate of the EBT for the Company’s industrial business (i.e., excluding petroleum products) during the period January 1, 2003 through December 31, 2005. Based on its analysis of the Company’s achievement of the relevant criteria, the Committee awarded bonus payments in February 2006 to participating executives under the 2003 L-T Bonus Opportunity Plan on average at approximately the maximum levels. The actual long-term cash bonus payments for each of the named executive officers are shown on the Summary Compensation Table.
Compensation of CEO
      Mr. Centanni’s base salary, annual bonus and long-term incentive awards for 2005 were determined in the manner described above. In addition, the Committee also considered Mr. Centanni’s individual performance for purposes of the annual bonus. Individual goals agreed upon between the Committee and Mr. Centanni included: achieving annual budget targets; acquisition and integration of complementary companies; integration and relocation of existing manufacturing facilities and development of enhanced manufacturing capacity in China; implementation of enhanced MIS systems deployment plan; achievement of material and other cost reductions; improvement of underperforming businesses; and improvement in corporate safety incident rate. The Committee exercised its discretion, in light of these factors, and in view of compensation objectives, to determine the overall compensation for Mr. Centanni rather than assign weights or apply any formula to these factors.

      Excluding the incremental benefit of acquisitions completed in 2005, the Company’s net income for 2005 was approximately $64.3 million, and the Company’s operating cash flow for 2005 was approximately $97.6 million (137% and 163% of the respective target levels). The Committee considered this financial performance and Mr. Centanni’s individual performance in its determination to award a cash bonus to Mr. Centanni under the Annual Bonus Plan for 2005 of $1.5 million.
Other
      Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the deductibility by public corporations of non-performance based compensation paid to specified executive officers. The Company endeavors to maximize deductibility of compensation by qualifying certain compensation as performance-based under Section 162(m) to the extent practicable while maintaining competitive compensation. All compensation for 2005 paid to the Company’s executive officers, including the compensation element of shares received under the Company’s Incentive Plan, qualified for deduction under the Code.
Management Development and Compensation Committee
Richard L. Thompson, Chairperson
Frank J. Hansen
Thomas M. McKenna
Diane K. Schumacher
      The information above in the Report of the Management Development and Compensation Committee of the Board of Directors on Executive Compensation and the Stock Performance Graph hereafter shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates the information by reference.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
      None of the members of the Management Development and Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries. In addition, none of the members of the Management Development and Compensation Committee has or had any relationships with the Company or any other entity that would require disclosure under the proxy rules and regulations promulgated by the SEC.

STOCK PERFORMANCE GRAPH
      The following table compares the cumulative total stockholder return for the Company’s Common Stock on an annual basis from December 31, 2000 through December 31, 2005 to the cumulative total returns for the same periods of the: (a) Standard & Poor’s 500 Stock Index; (b) Standard and Poor’s 600 Index for Industrial Machinery, a pre-established industry index believed by the Company to have a peer group relationship with the Company; and (c) Standard & Poor’s SmallCap 600, an industry index which includes the Company’s Common Stock. All information presented assumes the reinvestment of dividends. These indices are included for comparative purposes only and do not necessarily reflect management’s opinion that such indices are an appropriate measure of the relative performance of the stock involved, and are not intended to forecast or be indicative of possible future performance of the Company’s Common Stock.
EMPLOYEE AND EXECUTIVE BENEFIT PLANS
      In addition to the Incentive Plan, the Savings Plan, the Excess Contribution Plan and group health, hospitalization and life insurance plans generally available to all employees, the Company also provides other benefit plans for employees and executive officers, some of which are described below.
Retirement Plans
      The Company maintains the Gardner Denver, Inc. Pension Plan (the “Pension Plan”) and the Gardner Denver, Inc. Supplemental Excess Defined Benefit Plan (the “Excess Benefit Plan”) for the benefit of certain employees as defined in the Pension Plan. The Company also maintains certain other pension plans.
      Under the Pension Plan, the Company credits 4% of total compensation paid, up to the Social Security wage base for the year, plus 8% of total compensation paid in excess of the Social Security wage base, annually to each individual’s account. For purposes of the Pension Plan, total compensation is cash remuneration paid during the year by the Company to or for the benefit of a participant, including base salary for the current year and annual cash bonus earned during the prior year but paid in the current year for the executives named in the Summary Compensation Table.
      Benefits at retirement are payable, as the participant elects, in the form of a level annuity with or without survivorship or a lump-sum payment. The Company intends to maintain the status of the plan as a qualified defined benefit plan through sufficient contributions to a trust fund to meet the minimum requirements under the Code.
      The Company also maintains the Excess Defined Benefit Plan. The Excess Defined Benefit Plan is a nonqualified plan providing certain employees, including those named in the Summary Compensation Table,

Pension Plan benefits that cannot be paid from a qualified, defined benefit plan due to provisions of the Code. Under the Excess Defined Benefit Plan, for 2005, the Company credited 12% of the amount of annual compensation in excess of the $205,000 IRS annual compensation limit to the individual accounts of the participating employees, including those named in the Summary Compensation Table. The Excess Defined Benefit Plan is funded through contributions by the Company to a Rabbi Trust.
      For each of the individuals shown in the Summary Compensation Table, the following table shows current credited years of service, the year each attains age 65, and the projected annual pension benefit (including amounts payable under the Excess Benefit Plan) at age 65. The projected annual pension benefit assumes that benefits will be paid on a straight-life annuity basis, compensation for each executive officer continues at December 31, 2005 base salary levels plus an annual cash bonus equal to the average cash bonus received by each officer in 2005 and 2004, and an interest rate of 4.65% after December 31, 2005.

	Years of
	Credited
	Service as of	Year Individual	Estimated Annual
	March 3, 2006	Reaches Age 65	Benefit at Age 65

Ross J. Centanni	26	2010	$334,342
Helen W. Cornell	17	2024	218,502
Tracy D. Pagliara	5	2028	246,220
J. Dennis Shull	30	2014	123,070
Richard C. Steber	4	2015	81,959
Stock Repurchase Program for Executive Officers
      The Company has granted stock options under the Incentive Plan to promote the Company’s long-term interests, and executive officers have exercised a portion of such stock options in accordance with the Incentive Plan and applicable stock option agreements. The cumulative increase in the market price of the Company’s Common Stock since the grant of some of these stock options resulted in the imposition of significant alternative minimum taxes on these employees. Therefore, the Company has established a Stock Repurchase Program for its executive officers, to provide a means for them to sell Company Common Stock and obtain sufficient funds to meet tax obligations which arise from the exercise or vesting of incentive stock options, restricted stock or performance shares. The program is intended to mitigate any potential disruption to an orderly trading market in the Company’s Common Stock, which could result if the executives’ trades were effected through securities brokers, in the context of the Company’s relatively small average trading volume. The sales price under this program is the average of the high and low sales prices of the Company’s Common Stock on the composite tape of the New York Stock Exchange on the date of the repurchase. The determination to sell shares under this program is final and must be submitted either on the day of the sale or no later than prior to the initiation of trading the following day. The following chart provides a description of the number of share repurchases under the Stock Repurchase Program from January 1, 2005 through March 3, 2006:
Repurchases under Stock Repurchase Plan since January 1, 2005

Executive Officer	Date	# of Shares Repurchased	Value Realized

Helen W. Cornell	09/01/2005	4,400	$182,996
Tracy D. Pagliara	12/05/2005	1,000	$50,650
J. Dennis Shull	07/28/05	4,500	$184,793
Change in Control Agreements
      The Company is party to Change in Control Agreements (“CIC Agreements”) with each of the individuals named in the Summary Compensation Table. The purpose of the CIC Agreements is to encourage each of the executive officers to continue to carry out the officer’s duties in the event of a possible change in control of the Company. The CIC Agreements address adverse changes that may occur with respect to the executive’s terms and conditions of employment, including position, location, compensation and benefits, following a change of control. If, during the 24-month period following a change in control, the Company terminates the executive officer’s employment other than for cause (as defined in the applicable CIC Agreement) or the executive officer terminates for good reason (as defined in the applicable CIC Agreement), the executive officer is generally entitled to receive: (i) accrued but unpaid compensation; (ii) cash equal to the amount of the highest annual bonus during the three preceding years; (iii) a lump sum payment of two times (a) the executive officer’s annual base salary and (b) the highest annual bonus during the three preceding years; (iv) a lump sum payment of all compensation previously deferred by the executive officer and all interest and earnings accrued thereon (unless the executive officer elects to defer this payment); (v) continued medical, dental and life insurance benefits for two years; and (vi) the acceleration of vesting and continued accrual of benefits under any defined benefit retirement plans for three years. The CIC Agreements also prohibit the executive officer from disclosing confidential information and from soliciting the Company’s employees, customers or clients.
      The Chief Executive Officer also has a CIC Agreement. His benefits are the same as those described above except that his lump sum payment is equal to three times his annual base salary and highest annual bonus during the three preceding years and his medical, dental and life insurance benefits continue for a period of three years instead of two.
      For purposes of the CIC Agreements, a “change in control” means the occurrence of any of the following events: (i) any person or group acquires beneficial ownership of 20% of the voting power of the Company; (ii) there is a change in the composition of a majority of the Board of Directors within any two-year period which change is not approved by certain of the directors who were directors at the beginning of such two-year period; (iii) the stockholders of the Company approve and the Company consummates a merger that results in a change in a majority of the combined voting power of the Company or the surviving entity; or (iv) the stockholders of the Company approve and the Company consummates a plan of complete liquidation or dissolution of the Company, or a sale of all or substantially all of the assets of the Company.
      The foregoing summary is qualified in its entirety by reference to the complete copy of the form of CIC Agreements included as Exhibits 10.14 and 10.15 to the Company’s Form 10-K filed with the SEC on March 14, 2006.
AUDIT COMMITTEE MATTERS
Report of the Audit and Finance Committee
      Management of the Company is responsible for the Company’s internal controls and the financial reporting process. KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Audit and Finance Committee’s responsibility is to monitor and oversee these processes. The Audit and Finance Committee’s function is more fully described in its charter, which has been approved by the Board and is available at the Company’s website at www.gardnerdenver.com. The Audit and Finance Committee reviews its charter on an annual basis.
      In this context, the Audit and Finance Committee has met and held discussions with management and KPMG. Management represented to the Audit and Finance Committee that the Company’s consolidated financial statements for the fiscal year ended December 31, 2005 were prepared in accordance with U.S. generally accepted accounting principles. The Audit and Finance Committee has reviewed and discussed the consolidated financial statements with management and with KPMG. The Audit and Finance Committee specifically addressed with KPMG matters required to be discussed by Statement on Auditing Standards No. 61, as modified or supplemented, and SEC Regulation S-X, Rule 2-07.

      KPMG also provided to the Audit and Finance Committee the written disclosures and letter required by the New York Stock Exchange listing standards. As part of its review of the financial statements and the auditors’ disclosures and report, the members of the Audit and Finance Committee also discussed with KPMG its independence.
      While members of the Audit and Finance Committee perform their own diligence, they are not professionally engaged in the practice of auditing or accounting and are not experts with respect to auditor independence. Accordingly, they must rely substantially on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit and Finance Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with U.S. generally accepted auditing standards, that the financial statements are presented in accordance with U.S. generally accepted accounting principles or that the Company’s auditors are in fact “independent.”
      Based on its discussions with the Company’s management and the Company’s independent registered public accounting firm, and subject to the limitations on the role and responsibilities of the Audit and Finance Committee referred to above and in its charter, the Audit and Finance Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the period ended December 31, 2005 for filing with the SEC.
Audit and Finance Committee
Donald G. Barger, Jr., Chairperson
Raymond R. Hipp
Thomas M. McKenna
David D. Petratis
      The information above in the Report of the Audit and Finance Committee of the Board of Directors shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates the information by reference.
Accounting Fees
      The following summarizes the aggregate fees KPMG billed the Company for services relating to the years ended December 31, 2005 and December 31, 2004.
      Audit Fees. $2,884,000 (for the fiscal year ended December 31, 2005) and $1,686,500 (for the fiscal year ended December 31, 2004) for professional services rendered for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s Forms 10-Q or services that are normally provided in connection with statutory and regulatory filings or engagements for those fiscal years, including attestation of management’s report on internal control over financial reporting.
      Audit-Related Fees. $370,000 (for the fiscal year ended December 31, 2005) and $136,000 (for the fiscal year ended December 31, 2004) for acquisition due diligence, employee benefit plan audits, and other assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, but which are not included under “Audit Fees” above.
      Tax Fees. $853,000 (for the fiscal year ended December 31, 2005) and $704,000 (for the fiscal year ended December 31, 2004) for tax compliance, tax advice and tax planning services.
      All Other Fees. $0 (for the fiscal year ended December 31, 2005) and $15,700 (for the fiscal year ended December 31, 2004) for all products and services provided by KPMG other than those described above.
      The Audit and Finance Committee has developed pre-approval policies and procedures for audit and non-audit services, which are attached as Appendix B.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      In accordance with its charter, the Audit and Finance Committee selected KPMG to audit the Company’s consolidated financial statements for fiscal 2005. The Audit and Finance Committee has selected KPMG to serve as the Company’s independent registered public accounting firm for fiscal 2006. A representative of KPMG will be present at the meeting with the opportunity to make a statement and/or respond to appropriate questions from stockholders.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      The Company is not aware of any relationships or related transactions that require disclosure under the proxy rules and regulations promulgated by the SEC.
PROPOSAL II—AMENDMENT OF THE COMPANY’S CERTIFICATE OF INCORPORATION TO
INCREASE THE AUTHORIZED COMMON STOCK
Background Information
      On February 21, 2006, the Board adopted a resolution declaring it advisable to amend the Company’s Certificate of Incorporation to increase the number of shares of Common Stock that the Company has authority to issue from 50,000,000 shares to 100,000,000 shares. The Company is currently authorized to issue up to 10,000,000 shares of Preferred Stock but no change to the Company’s Preferred Stock authorization is requested. There are no shares of Preferred Stock currently outstanding. The Board further approved the amendment to the Certificate of Incorporation, subject to stockholder approval, and directed that the amendment be submitted for consideration and approval by the Company’s stockholders at the Annual Meeting of Stockholders on May 2, 2006.
      If the stockholders approve the amendment, the Company will amend Article IV, Section 4.01 of the Company’s Certificate of Incorporation to increase the number of shares of stock the Company has the authority to issue from 60,000,000 shares (10,000,000 shares of Preferred Stock and 50,000,000 of Common Stock), to 110,000,000 shares (10,000,000 shares of Preferred Stock and 100,000,000 of Common Stock). The only changes in the Company’s existing Certificate of Incorporation would be those numeric changes required to reflect the increase in authorized Common Stock discussed in this Proxy Statement. The Certificate of Amendment of Certificate of Incorporation setting forth the text of Article IV, Section 4.01 of the Certificate of Incorporation, as proposed to be amended, is set forth as Appendix C to this Proxy Statement.
      On February 21, 2006, the Board also approved a two-for-one stock split in the form of a stock dividend, subject to the approval of the amendment of the Certificate of Amendment by the stockholders of the Company. The Company is seeking such amendment to allow the Company to effect the two-for-one stock split in the form of a stock dividend and to provide the Company with authorized shares for general corporate purposes. The Board reserves the right, even if the proposed amendment is approved by the stockholders, not to effect the stock split if it determines in its sole discretion that implementing a stock split at such time is no longer in the best interests of the Company and its stockholders.
      In the event that stockholder approval of the proposed amendment is obtained, the two-for-one stock split in the form of a stock dividend will become effective at the time that the Certificate of Amendment to be filed with the Delaware Secretary of State becomes effective, which is expected to be May 11, 2006. Thereafter, each stockholder of record at the close of business on the record date for the stock dividend, May 11, 2006, will be entitled to receive one additional share of Common Stock for every share of Common Stock so held. The Company expects that certificates representing the additional shares will be mailed to stockholders on or about June 1, 2006, the expected effective date of the stock split. See “Implementation of the Stock Split” below, for further information.

Reasons for the Amendment
      Generally, stock splits are intended to shift the market price range of shares of stock to a level that will facilitate increased trading activity and will broaden the marketability of such stock. The Board monitors the trading price of the Company’s Common Stock and believes that it is important to maintain a relatively affordable trading price to promote the Common Stock as an attractive investment opportunity. The current trading prices of the Common Stock are at the high end of the range at which the Common Stock has traded historically and the Board believes that the Common Stock will be a more attractive investment opportunity if investors can purchase at a more moderate price. Consequently, the Board has approved a two-for-one stock split in the form of a stock dividend, subject to approval of the amendment of the Company’s Certificate of Incorporation by the Company’s stockholders. In addition to doubling the number of shares owned by each stockholder, the stock split is generally expected to have the effect of reducing the trading price of the Common Stock by approximately one-half. This reduction, the Board believes, will place the trading price in a range that is more attractive to investors, particularly individual investors.
      An increase in the amount of Common Stock authorized by the Company’s Certificate of Incorporation is necessary for the Company to declare a two-for-one stock split in the form of a stock dividend. This planned stock split would be effected as a dividend of one additional share of Common Stock for each share of Common Stock then issued and outstanding, so that the resulting post-split number of shares in each account is twice the pre-split number of shares. The number of shares of Common Stock issued as of the record date for the Annual Meeting of Stockholders was                     , which includes                      shares that the Company holds as treasury stock. There were also                      shares subject to issuance for outstanding awards or available for future grants under the benefit plans for employees and directors. The remaining                      shares of Common Stock that are currently authorized but unissued are not sufficient for a two-for-one stock split. Without approval of the proposed amendment to the Company’s Certificate of Incorporation, the Company would not have sufficient authorized Common Stock to declare a two-for-one stock split.
      Other than as required for the stock split, and except as described herein, the Company has no other immediate definitive plans, understandings, agreements or commitments to issue additional shares of Common Stock for any purpose. Approval of the proposed amendment to the Certificate of Incorporation will allow the Company to declare a corresponding stock split in the form of a stock dividend while maintaining flexibility similar to the flexibility that currently exists for the Company to use capital stock for future business and financial purposes. The Board believes that the availability of the remaining authorized but unissued shares of Common Stock will allow the Company to pursue suitable corporate activities similar to those undertaken in the past, including, among other things, the expansion of the Company’s businesses or properties through acquisitions, raising capital, providing equity incentives to employees, officers and directors, to enter other strategic transactions that the Board believes provides the potential for growth and profit, or for future stock splits or dividends. The availability of additional authorized shares will enable the Company to act quickly in response to suitable corporate opportunities should the Board decide to use shares for any such activities.
Possible Effects of the Proposed Amendment
      Under the proposed amendment, each of the newly authorized shares of Common Stock will have the same rights and privileges as currently authorized Common Stock. Adoption of the proposed amendment will not affect the rights of the holders of currently outstanding Common Stock, nor will it change the par value of the Common Stock. The Company intends to list the additional shares of Common Stock resulting from the stock split on the New York Stock Exchange.
      A stock split in the form of a stock dividend will not change the par value of the Common Stock. Accordingly, the stock split, if implemented, will result in the transfer of an amount equal to the aggregate par value of the new shares issued upon effecting the stock split (expected to be approximately $260,000) from Capital in excess of par value to Common stock, $0.01 par valuewithin stockholders’ equity on the Company’s Consolidated Balance Sheet. Additionally, the stock split will affect all earnings per share amounts reflected on the Consolidated Statements of Operations, since earnings per share will be restated for the periods presented to reflect the increase in the number of shares of Common Stock outstanding. Although earnings per share is expected to decrease on a per share basis due to the stock split, the stock split itself has no effect on the Company’s earnings. The stock split will not otherwise affect the Company’s Consolidated Statements of Operations or the Consolidated Statements of Cash Flows, except to the extent of additional costs to effectuate the amendment and the stock split, which are not expected to be material to the Company.
      If the stockholders approve the proposed amendment, the additional authorized shares of Common Stock would be available for issuance, as are the currently authorized but unissued shares, without further action of the stockholders unless such action is required by applicable law or the rules and regulations of the SEC or the New York Stock Exchange. The Company’s stockholders do not have preemptive rights, which means they do not have the right to purchase shares in connection with any new issuance of Common Stock in order to maintain their proportionate interests in the Company. In addition, if the Board elects to issue additional shares of Common Stock, such issuance could have a dilutive effect on the earnings per share, voting power and shareholdings of current stockholders. The additional authorized shares could be used to discourage persons from attempting to gain control of the Company, by diluting the voting power of shares then outstanding or increasing the voting power of persons who would support the Board in opposing a takeover bid or a solicitation in opposition to management. The Company is not aware of any effort to obtain control of the Company, and has no immediate plans to use the new shares for purposes of discouraging any such effort.
      The Amended and Restated Rights Agreement, between the Company and National City Bank as Rights Agent, is designed to protect stockholders from proposed takeovers which the Board believes are not in the best interests of the stockholders, by providing stockholders with certain rights to acquire capital stock of the Company or of an acquiring entity upon the occurrence of certain events. Although the Rights Agreement provides for the issuance of the Company’s preferred stock in the event rights become exercisable under the terms of the Rights Agreement, the Company may, under certain circumstances, be required to issue a substantial number of shares of Common Stock. An increase in the number of authorized shares of Common Stock could, therefore, make a change in control of the Company more difficult by facilitating the operation of the Rights Agreement.
Implementation of the Stock Split
      If the proposed amendment is approved, it will become effective upon filing of the Certificate of Amendment of the Company’s Certificate of Incorporation with the Secretary of State of the State of Delaware. As discussed under “Background Information” above, each stockholder of record at the close of business on the record date for the stock split will then be entitled to receive one additional share of Common Stock for every share of Common Stock held. The effective date of the stock split may be deferred until a later date for reasons of administrative convenience or if the Annual Meeting is adjourned before action is taken on the proposed amendment to the Certificate of Incorporation. The Board reserves the right, even if the proposed amendment is approved by stockholders at the Annual Meeting, not to effect the stock split if it determines in its sole discretion that implementing a stock split at such time is no longer in the best interests of the Company and its stockholders. In the event that the Board determines not to effect the stock split, the Company would not file the proposed amendment to the Certificate of Incorporation with the Delaware Secretary of State. The Company expects to file the Certificate of Amendment on May 11, 2006 and declare the stock split effective on or about June 1, 2006.
      On or about June 1, 2006 or as soon thereafter as practicable, the Company expects to begin mailing certificates to registered stockholders representing one additional share of Common Stock for each share of Common Stock held on the record date for the stock split. Certificates that currently represent outstanding shares of Common Stock will continue to represent the same number of shares of Common Stock after the effective date of the stock split. Accordingly, please do not destroy your existing stock certificates or return them to the Company or its transfer agent. Stockholders whose shares are held in “street name” (through a broker, bank or other nominee) will not receive certificates representing additional shares, but will be credited with additional shares of Common Stock in accordance with the procedures used by their brokers or other nominees.

      Stockholders contemplating a sale of shares between the record date of the stock split, expected to be May 11, 2006, and the payment date for the additional shares, expected to be June 1, 2006, should consult their brokers as to any procedures which may be involved in selling the additional shares prior to receipt thereof. Additionally, brokerage commissions on transaction of the same dollar amount after the stock split may be higher than before the split. Transfer taxes, if any, may also be higher.
      The number of shares underlying stock options and the number of shares otherwise issuable under the Company’s benefit and compensation plans will be proportionately increased for the stock split, meaning that the number of underlying shares will double, and the per share exercise price of outstanding stock options will be proportionately reduced, meaning that the per share price will be one-half of the pre-split price.
Tax Treatment of the Stock Split
      The following is a brief summary of certain federal income tax consequences of the stock split in the form of a stock dividend based upon current federal tax law:

1.	No gain or loss will be recognized by the Company as a result of the stock split.

2.	As a holder of the Company’s Common Stock, you will not recognize any gain or loss as a result of the stock split.

3.	The tax basis of the Company’s Common Stock that you owned before the stock split will be allocated equally between the Common Stock you received and the Common Stock you already owned. Accordingly, the adjusted tax basis of the Common Stock received in the stock split will be equal to one-half of the tax basis of the Company’s Common Stock that you owned immediately preceding the stock split.

4.	Your holding period for the additional shares of the Company’s Common Stock received in the stock split will be the same as your holding period for the Common Stock that you owned immediately preceding the stock split.
      The foregoing summary does not purport to be a complete analysis of all potential tax consequences of the stock split. Each holder of Common Stock is advised to consult his or her tax advisor to determine the particular tax consequences to such stockholder of the stock split, including the applicability and effect of state, local and foreign tax laws.
Approval of Amendment
      Approval of the amendment to the Company’s Certificate of Incorporation and the corresponding increase in authorized shares of Common Stock requires the affirmative vote of a majority of the outstanding shares of Common Stock having voting power.
      The Board of Directors believes that adoption of the amendment to the Company’s Certificate of Incorporation and the corresponding increase in authorized shares of Common Stock will be in the best interests of the stockholders and, accordingly, recommends a vote FOR this proposal, which is Item 2 on the proxy card. Proxies received in response to the Board’s solicitation will be voted for approval of the amendment if no specific instructions are included for Item 2, except for shares held in Savings Plan and the Excess Contribution Plan which shall be voted as set forth in the accompanying proxy. See also “General Information”.
STOCKHOLDERS’ PROPOSALS FOR 2007 ANNUAL MEETING
      Stockholders’ proposals intended to be presented at the 2007 Annual Meeting must be received by the Company at its principal executive offices (Attention: Corporate Secretary) on or before November 14, 2006 for inclusion in the Company’s proxy materials for that meeting. Upon receipt of any proposal, the Company will determine whether or not to include such proposal in the proxy statement in accordance with the regulations governing the solicitation of proxies.

      Any stockholder proposal or nomination for director submitted for inclusion in the Company’s proxy materials for that meeting must ordinarily be received by the Company at its principal executive offices (Attention: Corporate Secretary) no later than 90 days or more than 120 days prior to the anniversary date of the annual stockholder meeting of the preceding year (i.e., stockholder proposals or nominations for director for inclusion in 2007 Annual Meeting must be received between January 2, 2007 and February 1, 2007), or such proposal will be considered untimely. However, if the Company changes the date of the meeting by more than 30 days from the date of the previous year’s meeting, then such notice must be received within 10 days after notice of the meeting is mailed or other public disclosure of the meeting is made. The stockholder filing the notice of proposal or nomination must describe various matters regarding the proposal or nominee, including, but not limited to, name, address, shares held, a description of the proposal or information regarding the nominee and other specified matters. These requirements are separate from and in addition to the requirements a stockholder must meet to have a proposal included in the Company’s proxy statement. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.
      Any stockholder desiring a copy of the Company’s Bylaws will be furnished one without charge upon written request to the Corporate Secretary at 1800 Gardner Expressway, Quincy, Illinois 62305.
HOUSEHOLDING OF PROXIES
      The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household annual reports and proxy materials, delivering a single annual report and/or proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders.
      Once you have received notice from your broker or the Company that your broker or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report and/or proxy statement in the future, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. If, at any time, you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of the Company’s annual report and/or proxy statement, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares.
      You may request to receive at any time a separate copy of our annual report or proxy statement, or notify the Company that you do or do not wish to participate in householding by sending a written request to the Corporate Secretary at 1800 Gardner Expressway, Quincy, Illinois, 62305 or by telephoning 217-222-5400.
ELECTRONIC ACCESS TO PROXY STATEMENT AND ANNUAL REPORT
      This Proxy Statement and our 2005 annual report may be viewed online at www.gardnerdenver.com. If you are a stockholder of record, you can elect to receive future annual reports and proxy statements electronically by marking the appropriate box on your proxy form or by following the instructions provided if you vote by telephone or via the Internet. If you choose this option, you will receive a proxy form in mid-March listing the website locations and your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your Company Common Stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

ADDITIONAL FILINGS
      The Company’s Forms 10-K, 10-Q, 8-K and all amendments to those reports are available without charge through the Company’s website on the Internet as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. They may be accessed at www.gardnerdenver.com.

GARDNER DENVER, INC.

Tracy D. Pagliara
Vice President, Administration,
General Counsel and Secretary
March 14, 2006

Appendix A
GARDNER DENVER, INC.
DIRECTOR INDEPENDENCE STANDARDS
      In order to be considered independent under the rules of the New York Stock Exchange (“NYSE”), the Board must determine that a director does not have any direct or indirect material relationship with Gardner Denver. The Board has established the following guidelines to assist it in determining director independence under the NYSE rules. Any director who meets the following standards will be deemed independent by the Board:

1.	The director was not employed by Gardner Denver, and no immediate family member of the director was employed by Gardner Denver as an executive officer, within the preceding three years.

2.	The director was not affiliated with or employed by, and no immediate family member of the director was affiliated with or employed in a professional capacity by, Gardner Denver’s present or former independent auditor, within the preceding three years.

3.	The director was not employed as an executive officer by, and no immediate family member of the director was employed as an executive officer by, any company for which any present Gardner Denver executive officer served as a member of such company’s compensation committee within the preceding three years.

4.	The director did not receive, and no member of the director’s immediate family received, direct compensation in excess of $100,000 per year from Gardner Denver during any of the last three years (other than director and committee fees, pension or other deferred payments that are not in any way contingent on continued service to Gardner Denver, and compensation received by any immediate family member for service as a non-executive officer of Gardner Denver).

5.	If the director is an executive officer or an employee of, or if any immediate family member is an executive officer of, another company that does or has done business with Gardner Denver, the annual payments to, or payments received from, Gardner Denver for property or services by such company in each of the last three fiscal years were less than the greater of $1 million or two percent of the annual consolidated gross revenues of such company.

6.	If the director is a member of Gardner Denver’s Audit Committee, the director has not, other than in his or her capacity as a director, accepted directly or indirectly any consulting, advisory, or other compensatory fee from Gardner Denver or any of its subsidiaries. “Compensatory fees” do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with Gardner Denver, provided that such compensation is not contingent on future service.

7.	If the director serves as an executive officer, director or trustee of a charitable organization to which Gardner Denver makes contributions, other than the United Way, Gardner Denver’s discretionary annual contributions to such organization are less than the greater of $1 million or two percent of such organization’s total annual charitable receipts.

8.	The director’s ownership, direct or indirect, of Gardner Denver common shares is less than 5% of the total outstanding Gardner Denver common shares.
      If any relationship exists between Gardner Denver and any director that is not addressed by the standards set forth above, the directors meeting these standards shall determine whether such relationship impairs the independence of such director.

A-1

Appendix B
AUDIT AND FINANCE COMMITTEE
SERVICES APPROVAL POLICY
Statement of Principles
      The Audit and Finance Committee (the “Audit Committee”) of the Board of Directors of Gardner Denver, Inc. (the “Company”) is required to approve the audit and non-audit services performed by the Company’s independent auditor in order to assure that the provision of such services do not impair the auditor’s independence. Unless a type of service to be provided by the independent auditor has received pre-approval, it will require specific approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels will require specific approval by the Audit Committee.
      The appendices to this Policy describe the Audit, Audit-related, Tax and All Other services that have the pre-approval of the Audit Committee. The term of any pre-approval is twelve (12) months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically revise the list of pre-approved services, based on subsequent determinations. Pre-approval fee levels for all services to be performed by the Company’s independent auditor will be established periodically by the Audit Committee.
      The Company’s independent auditor has reviewed this Policy and believes that implementation of the Policy will not adversely affect the auditor’s independence.
Delegation
      The Audit Committee does not delegate its responsibilities to approve services performed by the independent auditor to management. However, it may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting.
      The Audit Committee does not need to pre-approve non-audit services under the following conditions: (i) the aggregate amount of all such non-audit services provided to the Company constitutes not more than five percent (5%) of the total amount of revenues paid by the Company to the accounting firm during the fiscal year in which the non-audit services are provided, (ii) such services were not recognized by the Company at the time of the engagement to be non-audit services, and (iii) such services are promptly brought to the Committee’s attention and approved prior to the completion of the audit by the Audit Committee or by one or more members of the Committee who are members of the Board to whom authority to grant such approvals has been delegated by the Committee.
Audit Services
      The annual Audit services engagement terms and fees will be subject to the specific approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters.
      In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant pre-approval for other Audit services, which are those services that only the independent auditor reasonably can provide. The Audit Committee may pre-approve the Audit services listed in Appendix B-A periodically. All Audit services not listed in Appendix B-A must be separately approved by the Audit Committee.
Audit-Related Services
      Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of Audit-related services does not impair the independence of the auditor, and may pre-approve the Audit-related services listed in Appendix B-B periodically. All Audit-related services not listed in Appendix B-B must be separately approved by the Audit Committee.
Tax Services
      The Audit Committee believes that the independent auditor can provide Tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor’s independence. However, the Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee may pre-approve the Tax services listed in Appendix B-C periodically. All Tax services not listed in Appendix B-C must be separately approved by the Audit Committee.
All Other Services
      The Audit Committee may grant pre-approval to those permissible non-audit services classified as All Other services that it believes are routine and recurring services, and would not impair the independence of the auditor. The Audit Committee may pre-approve the All Other services listed in Appendix B-D periodically. Permissible All Other services not listed in Appendix B-D must be separately approved by the Audit Committee.
      A list of the SEC’s prohibited non-audit services is attached to this policy as Exhibit B-1. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.
Pre-Approval Fee Levels
      Pre-approval fee levels for all services to be provided by the independent auditor will be established periodically by the Audit Committee. Any proposed services exceeding these levels will require separate approval by the Audit Committee.
Approval Procedures
      All requests or applications to provide services that do not require separate pre-approval by the Audit Committee will be submitted to the Chief Financial Officer and must include a detailed description of the services to be rendered. The Chief Financial Officer will determine whether such services are included within the list of services that have received the prior pre-approval of the Audit Committee and whether the fees for such services fall within the range of fees approved by the Audit Committee for such services. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditor.
      If, subsequent to the pre-approval of scheduled services by the Audit Committee, the Company would like to engage the independent auditor to perform a service not included on the existing pre-approval schedule, a request should be submitted to the General Counsel and Chief Financial Officer. If they determine that the service can be performed without impairing the independence of the auditor, then a discussion and approval of the service will be included on the agenda for the next regularly scheduled Audit Committee meeting. If the timing for the service needs to commence before the next Audit Committee meeting, the Audit Committee Chair, or any other member of the Audit Committee designated by the Audit Committee, can provide separate pre-approval.
      Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee, or the designated member(s), by both the independent auditor and the Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. With respect to each such request or application, the independent auditor will also provide back-up documentation, which will be provided to the Audit Committee, or the designated member(s), regarding the specific services to be performed.
Monitoring Responsibility
      The Committee hereby designates the head of the Company’s internal audit function to monitor the performance of all services provided by the independent auditor and to determine whether such services are in compliance with this policy. The head of the Company’s internal audit function will report to the Committee on a periodic basis, but not less frequently than quarterly, on the results of its monitoring. Both the head of the Company’s internal audit function and the Company’s Chief Financial Officer will immediately report to the Chairman of the Committee any breach of this policy that comes to their attention or the attention of any member of the Company’s management.

Appendix B-A
Pre-Approved Audit Services
Dated:

Audit Services	Range of Fees

Statutory audits or financial audits for subsidiaries or affiliates of the Company
Services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents), and assistance in responding to SEC comment letters

Attestation of management reports on internal control over financial reporting
Consultations by the Company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard setting bodies (Note: Under SEC rules, some consultations may be “audit-related” services rather than “audit” services)

Appendix B-B
Pre-Approved Audit-Related Services
Dated:

Audit-Related Services	Range of Fees

Due diligence services pertaining to potential business acquisitions/dispositions
Financial statement audits of employee benefit plans
Agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters
Internal control reviews and assistance with internal control reporting requirements
Consultations by the Company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard-setting bodies (Note: Under SEC rules, some consultations may be “audit” services rather than “audit-related” services)

Attest services not required by statute or regulation
General assistance with implementation of the requirements of SEC rules or listing standards promulgated pursuant to the Sarbanes-Oxley Act of 2002
Audits of opening balance sheets of acquired companies and accounting consultations as to the accounting or disclosure treatment of transactions and proposed transactions
Services related to procedures used to support the calculation of the gain or loss from dispositions and discontinued operations
Compliance letters, agreed upon procedures, reviews and similar reports related to audited financial statements and/or internal controls
Audits of financial statements and transactions included in consolidated financial statements that are used by lenders, filed with government and regulatory bodies and similar reports
Services that result from the role of independent auditor such as reviews of SEC filings, consents, letters to underwriters and other services related to financings that include audited financial statements

Assist the Company with the review of the design of its internal control over financial reporting in connection with the Company’s preparedness for Section 404 of Sarbanes-Oxley
Financial statement audits of employee benefit plans
Assist the Company with tax accounting related issues, including tax accounting for transactions and proposed transactions
Assist the Company with accounting issues and audits of carve-out financial statements
Assist the Company with responding to SEC comment letters or other inquiries by regulators related to financial accounting and disclosure matters
Preparation of accounting preferability letters for changes in accounting

Appendix B-C
Pre-Approved Tax Services
Dated:

Tax Services	Range of Fees

Worldwide tax compliance
Worldwide tax planning and advice (includes worldwide acquisition related tax planning/restructuring)
Worldwide tax related due diligence services pertaining to potential business acquisitions/dispositions
Tax controversy services in connection with the examination of U.S. federal, state, local and non-U.S. tax returns through the administrative appellate level
      The above tax services do not include tax services relating to transactions initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

Appendix B-D
Pre-Approved All Other Services
Dated:

Service	Range of Fees

Exhibit B-1
Prohibited Non-Audit Services

1.	Bookkeeping or other services related to the accounting records or financial statements of the audit client*

2.	Financial information systems design and implementation*

3.	Appraisal or valuation services, fairness opinions or contribution-in-kind reports*

4.	Actuarial services*

5.	Internal audit outsourcing services*

6.	Management functions

7.	Human resources

8.	Broker-dealer, investment adviser or investment banking services

9.	Legal services

10.	Expert services unrelated to the audit
      In addition to the non-audit services specifically listed above, the SEC has articulated three general principles in connection with services provided by the independent auditor which, if violated, could impair the independence of the auditor. The independent auditor cannot: (1) function in the role of management; (2) audit its own work; or (3) serve in an advocacy role for the Company.

*	Provision of these non-audit services is permitted if it is reasonable to conclude that the results of these services will not be subject to audit procedures. Materiality is not an appropriate basis upon which to overcome the rebuttable presumption that prohibited services will be subject to audit procedures because determining materiality is itself a matter of audit judgment.

Appendix C
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
GARDNER DENVER, INC.
* * * * *
      Gardner Denver, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,
      DOES HEREBY CERTIFY:
      FIRST: That the Board of Directors of said corporation, at a meeting duly held, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation, and calling for submission of such amendment to the stockholders of said corporation for consideration and approval in accordance with the General Corporation Law of the State of Delaware:
      RESOLVED, that Article IV of the Certificate of Incorporation of Gardner Denver, Inc. shall be, and hereby is, amended by deleting Section 4.01 thereof and replacing it in its entirety with the following language:

“Section 4.01 Amount Authorized. The total number of shares of stock which the Corporation shall have authority to issue is one hundred ten million (110,000,000), of which ten million (10,000,000) shares shall be preferred stock, par value $.01 per share (“Preferred Shares”), and one hundred million (100,000,000) shares shall be common stock, par value $.01 per share (“Common Stock”). Shares of any class of stock of the Corporation may be issued for such consideration and for such corporate purposes as the Board of Directors of the Corporation may from time to time determine.”
      SECOND: That the stockholders of said corporation, at a meeting duly held, adopted said amendment to the Certificate of Incorporation of said corporation, and that the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.
      THIRD: That this Certificate of Amendment of the Certificate of Incorporation shall be effective May           , 2006.
      IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by Tracy D. Pagliara, its Vice President, Administration, General Counsel and Secretary, this           of May, 2006, by which signature he acknowledges that this certificate is the act and deed of said corporation and the facts stated herein are true.

By:

Tracy D. Pagliara
Vice President, Administration,
General Counsel & Secretary

C-1

c/o National City Bank
Corporate Trust Operations
Locator 5352
P. O. Box 92301
Cleveland, OH 44101-4301
VOTE BY TELEPHONE
Have your proxy/voting instruction card available when you call the Toll-Free number 1-888-693-8683 using a touch-tone telephone and follow the simple instructions to record your vote.

VOTE BY INTERNET
Have your proxy/voting instruction card available when you access the website http://www.cesvote.com and follow the simple instructions to record your vote.

VOTE BY MAIL
Please mark, sign and date your proxy/voting instruction card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535600, Pittsburgh, PA 15230

Vote By Telephone Call Toll-Free using a touch-tone telephone: 1-888-693-8683	Vote By Internet Access the Website and cast your vote: http://www.cesvote.com	Vote By Mail Return your proxy/instruction card in the postage-paid envelope provided.
Vote 24 hours a day, 7 days a week!
Your telephone or Internet vote must be received by 11:59 p.m. Eastern Time on
Monday, May 1, 2006 to be counted in the final tabulation.
If you hold shares in the Savings Plans, your telephone or Internet vote must be received by 11:59 a.m. Eastern Time on April 27, 2006.

ê  Please fold and detach card at perforation before mailing.  ê

PROXY/VOTING INSTRUCTIONS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 2, 2006.
This proxy is solicited by the Board of Directors of Gardner Denver, Inc. and will be voted as directed, or, if no direction is indicated, will be voted “FOR” all nominees in Proposal 1 and “FOR” Proposal 2.

Proposal 1.	☐ FOR ALL
Election of Directors Nominees:	☐ WITHHOLD ALL
(01) Ross J. Centanni	☐ FOR All Except
(02) Richard L. Thompson

To withhold an individual nominee, mark “FOR All Except” and write the nominee’s name on the line below.

Proposal 2.
To approve the amendment to the Certificate of Incorporation to increase the number of authorized shares of Company common stock to permit a two-for-one stock split in the form of a stock dividend.
☐ FOR ☐ AGAINST ☐ ABSTAIN

☐	By checking the box to the left, I consent to future access to stockholder communications (e.g., annual reports, proxy statements, related proxy materials) electronically via the Internet, as described in the accompanying notice. I understand the Company may no longer distribute printed materials to me for any future stockholders meeting until such consent is revoked. I understand I may revoke my consent at any time by writing the Company’s transfer agent, National City Bank, or the Company and that costs normally associated with electronic access, such as usage and telephone charges, will be my responsibility.

☐	I plan to attend the Annual Meeting.

Signature(s)	Date

Please sign exactly as name(s) appear hereon. When shares are held by joint tenants, both should sign. When signing as attorney-in-fact, executor, administrator, personal representative, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

SIGN AND RETURN THIS PROXY CARD AS SOON AS POSSIBLE.

GARDNER DENVER, INC.
Annual Meeting of Stockholders
May 2, 2006, 1:30 p.m.
The American Club
419 Highland Drive
Kohler, Wisconsin
This is your proxy. Your vote is important. It is important that your shares are represented at this meeting, whether or not you attend the meeting in person. To make sure your shares are represented, we urge you to complete and mail your proxy card or vote by telephone or via the Internet.
ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE
If you are a registered holder of shares, you have the option to access future stockholder communications (e.g., annual reports, proxy statements and related proxy materials) over the Internet instead of receiving those documents in print. Participation is completely voluntary. If you give your consent, in the future, when our stockholder communication is available over the Internet, the package you receive by mail containing your proxy voting card will contain the Internet location where such material is available (http://www.gardnerdenver.com). Our material will be presented in PDF format. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise. You may revoke your consent at any time and/or request paper copies of any stockholder communications by notifying the Company’s transfer agent, National City Bank, or the Company in writing at the addresses below.
To give your consent to receive such materials electronically, follow the prompts when you vote by telephone or over the Internet, or check the appropriate box located on the reverse side of the attached proxy/voting instruction card when you vote by mail.
STOCKHOLDER INFORMATION

Corporate Offices	Transfer Agent and Registrar

Gardner Denver, Inc.	National City Bank, Dept. 5352
1800 Gardner Expressway	Corporate Trust Operations
Quincy, IL 62305-9364	P.O. Box 92301
Telephone: (217) 222-5400	Cleveland, OH 44193-0900
E-mail address:	Toll-free Telephone: (800) 622-6757
CorporateSecretary@gardnerdenver.com	E-mail address:
shareholder.inquiries@nationalcity.com

News Releases
News releases, including quarterly earnings releases, are available by visiting our website http://www.gardnerdenver.com.
ê Please fold and detach card at perforation before mailing. ê

The undersigned, having received the Notice and Proxy Statement for the Annual Meeting of Stockholders, hereby appoints each of Helen W. Cornell and Tracy D. Pagliara as the true and lawful attorneys-in-fact, agents and proxies (with full power of substitution) to represent the undersigned and to vote at the Annual Meeting of Stockholders of the Company, to be held at The American Club, 419 Highland Drive, Kohler, Wisconsin on Tuesday, May 2, 2006 at 1:30 p.m., local time, and any and all adjournments of the Meeting, in the manner specified, with respect to all shares of Common Stock of Gardner Denver, Inc. which the undersigned is entitled to vote. The undersigned also hereby directs Wachovia Bank, N.A., as trustee (“Wachovia”), to represent the undersigned and to vote at such Meeting, and any and all adjournments of the Meeting, in the manner specified, with respect to all shares of Common Stock to which the undersigned, as a participant in the Gardner Denver, Inc. Retirement Savings Plan (and the Gardner Denver Supplemental Excess Defined Contribution Plan) (the “Savings Plans”), is entitled to direct the voting. Such representation and voting shall be according to the number of votes which the undersigned would possess if personally present, for the purposes of considering and taking action upon the matters set forth on the front page of this proxy/voting instruction card, as more fully described in the Notice and Proxy Statement.
Should any other matter requiring a vote of the stockholders arise, the proxies named above are authorized to vote in accordance with their discretion. The Board of Directors is not aware of any matter which is to be presented for action at the meeting, other than as set forth on this card.
THIS PROXY/VOTING INSTRUCTION CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED AND DEEMED AN INSTRUCTION TO WACHOVIA TO VOTE IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO INSTRUCTION IS MADE, THIS PROXY/VOTING INSTRUCTION CARD WILL BE VOTED IN THE SAME PROPORTION (FOR OR AGAINST) AS THE SHARES HELD IN THE SAVINGS PLANS FOR WHICH INSTRUCTIONS ARE RECEIVED.
Shares of Common Stock held in the Savings Plans will be voted by Wachovia as trustee of the Savings Plan. Voting instructions to Wachovia regarding your Savings Plans shares must be received by 11:59 a.m. Eastern Time on April 27, 2006. Such voting instructions can be made in the same manner as other shares of Common Stock are voted by proxy (i.e., by returning the proxy card by mail or voting by telephone or via the Internet). After April 27, 2006, all Savings Plans shares for which voting instructions have not been received will be voted by Wachovia in the same proportion (for or against) as the shares held in the Savings Plans for which instructions are received.